                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-53638

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JANUARY 23, 2001)

                                   [IRT LOGO]

                                3,000,000 SHARES

                              IRT PROPERTY COMPANY

                                  COMMON STOCK
                                $11.79 PER SHARE
                               ------------------
     We are selling 3,000,000 shares of our common stock in this offering. We have granted the underwriters an option to purchase up to 450,000 additional shares of common stock to cover over-allotments.

     Our common stock is listed on the New York Stock Exchange under the symbol "IRT." The last reported sale price of our common stock on the New York Stock Exchange on April 29, 2002 was $11.79 per share.
                               ------------------
     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS"
BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                              PER SHARE      TOTAL
                                                              ---------   ------------
Public offering price                                          $11.79     $ 35,370,000
Underwriting discount                                          $ 0.60     $  1,800,000
Proceeds to us, before expenses                                $11.19     $ 33,570,000

     The underwriters expect to deliver the shares to purchasers on or before May 3, 2002.
                               ------------------

                              JOINT LEAD MANAGERS

SOLE BOOK-RUNNING MANAGER
SALOMON SMITH BARNEY                   RAYMOND JAMES

April 29, 2002

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.
                               ------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
PROSPECTUS SUPPLEMENT
Important Notice About Information in this Prospectus
  Supplement and the Accompanying Prospectus................    S-2
Special Cautionary Notice Regarding Forward-Looking
  Statements................................................    S-3
The Company.................................................    S-3
Recent Developments.........................................    S-4
Risk Factors................................................    S-5
Use of Proceeds.............................................    S-7
Capitalization..............................................    S-8
Underwriting................................................    S-9
Legal Matters...............................................   S-10
Experts.....................................................   S-10

PROSPECTUS
Important Information About This Prospectus.................      1
How to Obtain Additional Information........................      1
This Prospectus Incorporates Information by Reference to
  Other Documents...........................................      2
This Prospectus Contains Forward-Looking Statements.........      2
Our Company.................................................      3
Use of Proceeds.............................................      4
Consolidated Ratios of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends.............................      4
Description of Common Stock.................................      4
Description of Preferred Stock..............................      9
Description of Depositary Shares............................     12
Description of Debt Securities..............................     16
Description of Warrants.....................................     30
Certain Federal Income Tax Considerations Applicable to
  REITs.....................................................     31
Plan of Distribution........................................     44
Legal Opinions..............................................     44
Experts.....................................................     45

                   IMPORTANT NOTICE ABOUT INFORMATION IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. You should carefully read and consider all of the information contained in this prospectus supplement and the accompanying prospectus, together with the additional information described in the prospectus under the heading "How to Obtain Additional Information."

                      SPECIAL CAUTIONARY NOTICE REGARDING
                           FORWARD LOOKING STATEMENTS

     This prospectus supplement contains or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve risks and uncertainties. You can identify these forward-looking statements through our use of words such as "may," "will," "intend," "project," "would," "could," "should," "expect," "anticipate," "assume," "believe," "estimate," "continue" or other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control. Our actual results may differ significantly from those expressed or implied in our forward-looking statements. Factors that might cause these differences include, but are not limited to:

     - changes in tax laws or regulations, especially those relating to real estate investment trusts and real estate in general;

     - the number, frequency and duration of vacancies that we experience;

     - our ability to solicit new tenants and to obtain lease renewals from existing tenants on terms that are favorable to us;

     - tenant bankruptcies and closings;

     - the general financial condition of, or possible mergers or acquisitions involving, our tenants and competitors;

     - competition;

     - changes in interest rates and national and local economic conditions;

     - possible environmental liabilities;

     - the availability, cost and terms of financing;

     - our ability to identify, acquire, construct or develop additional properties that result in the returns anticipated or sought;

     - our ability to effectively integrate properties or portfolio acquisitions or other mergers or acquisitions; and

     - the factors and risks identified in this prospectus supplement under the heading "Risk Factors."

     You should also carefully consider any other factors contained in this prospectus supplement, including the information incorporated by reference into this prospectus supplement. You should pay particular attention to those factors discussed in any of our other filings with the Securities and Exchange Commission, or the "SEC," including those under the headings "Risk Factors" and "Management's Discussion and Analysis of Results of Operations and Financial Condition." You should not rely on the information contained in any forward-looking statements, and you should not expect us to update or revise any forward-looking statements.

                                  THE COMPANY

     IRT was founded in 1969 and became a Georgia corporation in 1979. We are a self-administered and self-managed real estate investment trust, or "REIT," that owns, operates, develops and redevelops neighborhood and community shopping centers located primarily in the southeastern United States. As of April 26, 2002, our investment portfolio consisted of 89 shopping centers, three shopping center investments, three development properties, one industrial property and four mortgage loans. The 89 shopping centers and the three shopping center investments total approximately 9.8 million square feet of retail space located in eleven states. Our shopping centers are typically anchored by retailers that offer necessity items, such as supermarkets, drug stores and discount variety stores. Anchor tenants include Publix, Kroger, Harris Teeter, Wal-Mart and other popular national and regional chain stores.

     Unless the context indicates otherwise, the terms "we," "our" and "us" are used in this prospectus supplement for purposes of convenience and are intended to refer to IRT Property Company and its subsidiaries. Our principal executive offices are located at IRT Property Company, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, our telephone number is (770) 955-4406 and our facsimile number is (770) 988-8773.

                              RECENT DEVELOPMENTS

SUMMARY SELECTED FINANCIAL DATA

     On April 22, 2002, we announced our earnings and certain other financial information for the three months ended March 31, 2002. Certain of that information is presented below. This information is unaudited and should be read in conjunction with our audited and unaudited financial statements that are incorporated by reference in this prospectus supplement.

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                               2002(1)      2001
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Gross revenues..............................................   $22,475     $21,869
Net earnings................................................     5,947       5,988
Diluted net earnings per share..............................      0.19        0.19
Fully diluted funds from operations(2)......................    10,591      10,513
Fully diluted funds from operations per share(2)............      0.33        0.32

---------------

(1) Our results for the quarter ended March 31, 2002 are not reflective or predictive of our results for 2002 or for any other interim period.

(2) We define funds from operations, consistent with the NAREIT definition, as net earnings (computed in accordance with generally accepted accounting principles) before gains (losses) on sales of properties and extraordinary items, plus depreciation and amortization of capitalized leasing costs. Interest on debentures, amortization of debenture costs and amounts attributable to minority interests of convertible partnership units ("OP Units") are added to funds from operations when the assumed conversion is dilutive. Conversion of the debentures and OP Units is dilutive and therefore assumed for the three months ended March 31, 2002 and 2001. The calculation of funds from operations may vary from entity to entity and as such the presentation of funds from operations by us may not be comparable to other similarly titled measures of other reporting companies. Funds from operations is not intended to represent cash flows for the period. Funds from operations has not been presented as an alternative to operating income, but as an indicator of operative performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

ACQUISITIONS AND DEVELOPMENTS

     In February 2002, we acquired the 85,602 square foot Parkwest Crossing shopping center located adjacent to the Research Triangle Park in the Raleigh-Durham area of North Carolina for $6.6 million. In April 2002, we opened the 72,720 square foot Conway Crossing shopping center in Orlando, Florida. We currently have two additional shopping centers under construction for a total of 165,000 square feet. We expect to open the Lutz Lake Crossing shopping center in Orlando, Florida in the second quarter of 2002 and The Shops at Huntcrest in suburban Atlanta, Georgia in the fourth quarter of 2002.

FINANCING TRANSACTIONS

     We have received commitments from our bank group to extend the existing $100 million unsecured line of credit, as well as extending our option to expand the line by $50 million, for an additional three years ending in 2005. This extension is expected to close in May 2002.

                                  RISK FACTORS

     Your investment in our common stock involves risks. You should consult with your own financial and legal advisers and carefully consider, among other matters, the following risks and those incorporated by reference from our annual report on Form 10-K/A for the year ended December 31, 2001 before deciding whether an investment in our common stock is suitable for you.

OUR COMMON STOCK PRICE MAY BE VOLATILE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

     The equity securities markets recently have experienced volatility, creating highly variable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating results. It is impossible to predict the market price of our common stock, or to predict how that price will fluctuate in the future. The following factors, among others, could cause the price of our common stock in the public market to fluctuate significantly from the price you will pay in this offering:

     - fluctuations in our results of operations from quarter to quarter;

     - changes in market valuations of companies in our industry;

     - changes in the expectations of our future financial performance or changes in the estimates and expectations of security analysts regarding our performance or our industry;

     - future announcements concerning us, our tenants, our competitors, the institutions with whom we have relationships or the real estate industry generally;

     - general fluctuations in stock market prices and volumes;

     - issuances of common stock or other securities by us in the future; and

     - the addition or departure of key personnel.

     You may not be able to sell your shares of our common stock at or above the price of this offering due to fluctuations in the market price of our common stock.

A LARGE NUMBER OF SHARES OF OUR COMMON STOCK MAY BE SOLD IN THE MARKET FOLLOWING THIS OFFERING, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     The sale of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price of our stock. We will have an aggregate of 33,550,394 shares of common stock outstanding upon the completion of this offering, assuming no exercise of the over-allotment option and no exercise of any outstanding options. With the exception of shares purchased by our affiliates, every share sold under this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933. As of April 26, 2002, our executive officers and directors beneficially owned approximately 1,074,984 outstanding shares of our common stock. In addition, as of April 26, 2002, approximately 958,438 shares of our common stock are issuable upon the exercise of options granted by us, which have also been registered for resale on registration statements filed with the Securities and Exchange Commission.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Our operating results may fluctuate significantly because of factors including, but not limited to, the timing of real estate acquisitions, tenant changes, and the related expenses, profitability of any new property and various competitive and other factors. As a result, our operating results could fall below the expectations of public market analysts and investors and could harm the market price of our common stock.

CHANGES IN MARKET INTEREST RATES MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     The market price of our common stock could be influenced by the annual yields on alternative investments. An increase in market interest rates could result in higher yields on other investments and could adversely affect the market, volume and price of our common stock. Furthermore, investors may be attracted to buying and/or selling shares of a REIT based on the distribution rate of the shares, considered as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of our shares may expect a higher distribution rate. As rates increase, the market price of our shares could therefore decrease.

     In addition, we have a variable rate loan with a group of our lenders. An increase in interest rates would require a greater amount of our funds from operations to service our debt, and may adversely affect our earnings and the amount of funds that we have available for distributions on our common stock, as well as the market price of our common stock.

PROVISIONS IN OUR ARTICLES OF INCORPORATION AND OUR BYLAWS, INCLUDING OUR SHAREHOLDERS' RIGHTS PLAN, AND GEORGIA LAW MAY MAKE A CHANGE IN CONTROL OR TAKEOVER OF US MORE DIFFICULT, WHICH COULD HARM THE MARKET PRICE OF OUR COMMON STOCK OR DEPRIVE YOU OF A POSSIBLE PREMIUM OVER THE MARKET PRICE.

     Our articles of incorporation, bylaws, and shareholders' rights plan, and the Georgia Business Corporation Code, contain provisions that could have the effect of discouraging a third party from acquiring control of us without the approval of our board of directors. These provisions may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transactions that might otherwise result in our shareholders' receiving a premium over the market price for their common stock. Among other things, these provisions:

     - authorize us to issue preferred stock, the terms of which may be determined at the sole discretion of our board of directors and may harm the voting or economic rights of the holders of our common stock;

     - authorize our board of directors to redeem shares of our common stock, or to prevent transfers of our common stock, including preventing a shareholder from owning, directly or indirectly, more than 9.9% of our common stock, in order to ensure compliance with rules and regulations governing REITs;

     - restrict the persons eligible to call a special meeting of the shareholders; and

     - require that any business combination be approved by the holders of two-thirds of our outstanding common stock.

As a result of these provisions, our company may be difficult to acquire without the approval of our board of directors, which may negatively affect the price of our common stock and restrict the ability of our shareholders to receive a premium payment in the event of our takeover. See "Description of Common Stock" in the accompanying prospectus.

ANY FUTURE OFFERINGS OF OUR DEBT SECURITIES, WHICH WOULD BE SENIOR TO OUR COMMON STOCK UPON LIQUIDATION, OR EQUITY SECURITIES, WHICH WOULD DILUTE OUR EXISTING SHAREHOLDERS, MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including senior or subordinated notes and shares of preferred stock. Upon our liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to you, as a holder of our common stock. Additional offerings of our common stock or securities convertible into or exchangeable for our common stock could dilute your holdings or reduce the market price of our common stock, or both. Because our decision to issue securities in any future offering will depend on market conditions, opportunities available to us, including possible mergers and acquisitions, and other factors, we cannot predict the timing, amount or nature of any future offerings.

OUR EARNINGS AND CASH DISTRIBUTIONS MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Generally, the market value of a REIT's equity securities is based on the market's perception of the REIT's growth potential and its current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancings, and on the value of the REIT's underlying assets. For that reason, shares of our common stock may trade in the public market at prices that are higher or lower than the net asset value per share. Should we retain operating cash flow for investment purposes or working capital reserves instead of distributing the cash flow to you, the retained funds, while increasing the value of our underlying assets, may negatively affect the market price of our common stock. Our failure to meet market expectations with respect to earnings and cash distributions could adversely affect the market price of our common stock.

COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS COULD BE SIGNIFICANT AND COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     An owner or operator of real estate may be liable for the costs of removal of the releases of certain hazardous, toxic or other regulated substances. The presence of such substances on or near our properties, or the failure to properly clean them up, may adversely affect our ability to sell or rent the property or to use such property as collateral for our borrowings. Additionally, persons exposed to hazardous, toxic or other regulated substances while present on or near one of our properties may seek to recover damages he or she suffers from such substances. Although we maintain environmental liability insurance, to the extent these liabilities are not covered, potential corrective costs and civil liabilities could adversely affect our financial condition and performance. Various of our properties include facilities leased to dry cleaners. At some of the properties, dry cleaning solvents have been discovered in soil and or groundwater, and in several cases, preliminary investigations indicate the amounts exceed applicable groundwater and/or soil protection standards and may require further investigation or remediation. The costs associated with such investigation or corrective actions are uncertain. For further information regarding environmental matters, see "Business--Regulation" and "Risk Factors--Environmental Problems Are Possible and Could be Costly" in our Annual Report on Form 10-K/A for the year ended December 31, 2001, which is incorporated by reference in this prospectus supplement.

                                USE OF PROCEEDS

     We expect the net proceeds from this sale of common stock to be approximately $33.3 million (approximately $38.4 million if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and estimated expenses. We intend to use all of the net proceeds from this offering to repay amounts outstanding under our $100 million unsecured revolving credit facility with a syndicate of banks, including Wachovia Bank and its affiliates, AmSouth Bank, SouthTrust Bank and SunTrust Bank.

     Our borrowings under the credit facility accrue interest at a rate equal to one-, two- or six-month LIBOR, as reported on Telerate Page 3750, plus 70 to 140 basis points, depending in each case upon our credit rating at the time of any borrowing. The termination date of our credit facility is November 1, 2003, and the banks have agreed to extend the credit facility for an additional three years. As of April 26, 2002, we had approximately $59.0 million outstanding under this credit facility accruing interest at approximately 3.20%. After the application of the net proceeds of this offering, we will have approximately $25.7 million of indebtedness outstanding under this credit facility. The increased availability of borrowings under our credit facility will allow us to make greater use of the credit facility for current and future acquisition and development projects.

                                 CAPITALIZATION

     The following table describes our capitalization as of December 31, 2001:

          (1) on an actual basis; and

          (2) on a pro forma basis to reflect our receipt and application of the estimated net proceeds from this offering, assuming no exercise of the underwriters' over-allotment option.

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our annual report on Form 10-K/A for the year ended December 31, 2001, our consolidated financial statements and related notes and the other financial information appearing elsewhere or incorporated by reference in this prospectus.

                                                              AS OF DECEMBER 31, 2001
                                                              ------------------------
                                                                ACTUAL      PRO FORMA
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Long term debt..............................................   $334,361      $301,041
Shareholders' equity:
  Preferred stock, $1.00 par value per share; 10,000,000
     shares authorized; no shares issued or outstanding,
     actual and pro forma...................................         --            --
  Common stock, $1.00 par value per share; 150,000,000
     shares authorized; 33,234,206 shares issued and
     outstanding, actual; 33,496,002 shares issued and
     outstanding, pro forma.................................     33,234        33,496
  Additional paid in capital................................    272,172       282,447
  Deferred compensation/stock loans.........................     (1,732)       (1,732)
  Treasury stock, at cost; 2,738,204 shares, actual; no
     shares, pro forma......................................    (22,783)           --
  Cumulative distributions in excess of earnings............    (47,757)      (47,757)
                                                               --------      --------
          Total shareholders' equity........................    233,134       266,454
                                                               --------      --------
          Total capitalization..............................   $567,495      $567,495
                                                               ========      ========

     The table above excludes 850,142 shares reserved for issuance under our stock option plans, and 899,488 shares issuable upon the exercise of options outstanding as of December 31, 2001 at a weighted average exercise price of $9.42 per share. Since December 31, 2001, we have granted options under our stock option plans to purchase an additional 162,350 shares at a weighted average exercise price of $10.55 per share.

                                  UNDERWRITING

     Salomon Smith Barney Inc. is acting as sole bookrunning manager of this offering, and Salomon Smith Barney Inc. and Raymond James & Associates, Inc. are acting as joint lead managers and underwriters of this offering.

     Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

                                                                 NUMBER
UNDERWRITER                                                    OF SHARES
-----------                                                    ----------
Salomon Smith Barney Inc....................................    1,500,000
Raymond James & Associates, Inc.............................    1,500,000
                                                               ----------
Total.......................................................    3,000,000
                                                               ==========

     The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

     The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price, less a concession not to exceed $0.39 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on the sales to certain other dealers. If all of the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

     We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus supplement to purchase up to an aggregate of 450,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

     We and our executive officers and directors have agreed that, for a period of 45 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, except for the exercise, including cashless exercises, of options to purchase shares of our common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     The common stock is listed on the New York Stock Exchange under the symbol "IRT."

     The following table shows the underwriting discount and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Share...................................................  $     0.60     $     0.60
Total.......................................................  $1,800,000     $2,070,000

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our portion of the total expenses of this offering will be approximately $250,000.

     The underwriters have performed investment banking and advisory services to us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

     Alston & Bird LLP, Atlanta, Georgia, will pass upon the validity of the securities offered hereby and some other legal matters on our behalf. Certain legal matters relating to the offering will be passed upon for the underwriters by King & Spalding.

                                    EXPERTS

     The consolidated financial statements of IRT Property Company as of December 31, 2001 and December 31, 2000 and for each of the fiscal years in the three-year period ended December 31, 2001, have been audited by Arthur Andersen LLP, independent accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS

                                  $300,000,000

                              IRT PROPERTY COMPANY

               Common Stock, Preferred Stock, Depositary Shares,
          Debt Securities, Guarantees of Debt Securities and Warrants

                         ------------------------------

     We may from time to time offer and sell, in one or more series or classes, up to a total of $300,000,000 of the following debt and equity securities:

- common stock                     - debt securities
- preferred stock                  - guarantees
- depositary shares                - warrants

     We may offer these securities in one or more offerings in amounts, at prices and on terms determined at the time of the offering.

     Our common stock is listed on the New York Stock Exchange under the symbol "IRT."

                         ------------------------------

     YOU SHOULD REFER TO THE RISK FACTORS IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K INCORPORATED BY REFERENCE AND CAREFULLY CONSIDER THAT INFORMATION BEFORE BUYING OUR SECURITIES.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                The date of this prospectus is January 23, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Important Information About this Prospectus.................     1
How to Obtain Additional Information........................     1
This Prospectus Incorporates Information by Reference to
  Other Documents...........................................     2
This Prospectus Contains Forward-Looking Statements.........     2
Our Company.................................................     3
Use of Proceeds.............................................     4
Consolidated Ratios of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends.............................     4
Description of Common Stock.................................     4
Description of Preferred Stock..............................     9
Description of Depositary Shares............................    12
Description of Debt Securities..............................    16
Description of Warrants.....................................    30
Certain Federal Income Tax Considerations Applicable to
  REITs.....................................................    31
Plan of Distribution........................................    44
Legal Opinions..............................................    44
Experts.....................................................    45

                  IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the "SEC." By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. We may use the shelf registration statement to offer and sell up to a total of $300 million of our securities. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "How to Obtain Additional Information."

     You should rely only on the information contained or incorporated by reference in this prospectus and the supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     We will not use this prospectus to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     We file reports, proxy statements and other information with the SEC. Our filings with the SEC are available on the Internet at the SEC's website at http://www.sec.gov. You may read and copy any document that we file with the SEC at the SEC's public reference rooms at the following addresses:

    450 Fifth Street, N.W             Woolworth Building               Citicorp Center
          Room 1024                      233 Broadway              500 West Madison Street
    Washington, D.C. 20549         New York, New York 10279               Suite 1400
                                                                   Chicago, Illinois 60661

     You can call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges. Our common stock is listed on the New York Stock Exchange under the symbol "IRT." You may also inspect the reports and other information that we file with the SEC at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We filed a registration statement on Form S-3 with the SEC that covers the securities described in this prospectus. For further information about us and about these securities, you should refer to our registration statement and its exhibits. In this prospectus, we have summarized material provisions of contracts and other documents. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement. The registration statement can be obtained from the SEC, as described above, or from us at the address provided below.

                    THIS PROSPECTUS INCORPORATES INFORMATION
                        BY REFERENCE TO OTHER DOCUMENTS

     The SEC allows us to "incorporate by reference" the information that we file with the SEC. This means that we can disclose important information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

     We are incorporating by reference the following documents that we have previously filed with the SEC:

     - Our Annual Report to Shareholders filed on Form 10-K for the fiscal year ended December 31, 1999;

     - Our Quarterly Reports filed on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     - The description of our common stock contained in our Registration Statement on Form S-3, filed with the SEC on March 24, 1998 (SEC File No. 333-48571), including all amendments or reports filed by us for the purpose of updating that description; and

     - The description of the common stock purchase rights associated with each share of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 21, 1998 (SEC File No. 001-07859), including all amendments or reports filed by us for the purpose of updating that description.

     We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus. You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting Mr. W. Benjamin Jones III at the following address: IRT Property Company, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, or by telephone at (770) 955-4406 or facsimile at (770) 988-8773.

              THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements which involve risks and uncertainties. You can identify these forward-looking statements through our use of words such as "may," "will," "intend," "project," "expect," "anticipate," "assume," "believe," "estimate," "continue," or other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control. Our actual results may differ significantly from those expressed or implied in our forward-looking statements.

     Factors that might cause such differences include, but are not limited to:

     - changes in tax laws or regulations, especially those relating to real estate investment trusts and real estate in general;

     - the number, frequency and duration of vacancies that we experience;

     - our ability to solicit new tenants and to obtain lease renewals from existing tenants on terms that are favorable to us;

     - tenant bankruptcies and closings;

     - the general financial condition of, or possible mergers or acquisitions involving, our tenants;

     - competition;

     - changes in interest rates and national and local economic conditions;

     - possible environmental liabilities;

     - the availability, cost and terms of financing;

     - our ability to identify, acquire, construct or develop additional properties that result in the returns anticipated or sought; and

     - our ability to effectively integrate property or portfolio acquisitions.

     You should also carefully consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement. You should pay particular attention to those factors discussed in any supplement under the heading "Risk Factors." You should not rely on the information contained in any forward-looking statements, and you should not expect us to update any forward-looking statements.

                                  OUR COMPANY

IRT PROPERTY COMPANY

     We were founded in 1969 and became a Georgia corporation in 1979. We are a self-administered and self-managed real estate investment trust, or "REIT," that owns, operates, develops and redevelops neighborhood and community shopping centers located primarily in the southeastern United States. Our shopping centers are typically anchored by retailers that offer necessity items, such as supermarkets, drug stores and discount variety stores. We believe that our focus allows us to establish and maintain strong working relationships with major national and regional retailers.

     Since our inception, we have consistently elected to be treated as a REIT under the Internal Revenue Code during each tax year. To qualify as a REIT, we must satisfy various tests, including tests related to the source and amount of our income, the nature of our assets, and our stock ownership. You should carefully read the section entitled "Certain Federal Income Tax Considerations Applicable to REITs" for additional information regarding these tests.

     Unless the context indicates otherwise, the terms "we," "our" and "us" are used in this prospectus for purposes of convenience and are intended to refer to IRT Property Company and its subsidiaries. Our principal executive offices are located at IRT Property Company, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, our telephone number is (770) 955-4406 and our facsimile number is (770) 988-8773.

IRT PARTNERS, L.P.

     We formed IRT Partners, L.P. in 1998 as a Georgia limited partnership. We serve as the general partner of IRT Partners and, together with our subsidiary IRT Management Company, we own approximately 93% of IRT Partners. The remaining 7% of IRT Partners is owned by unaffiliated limited partners. We formed IRT Partners to improve our acquisition opportunities. Through IRT Partners, we can offer potential sellers the ability to engage in tax-deferred sales in exchange for operating partnership units of IRT Partners, which are redeemable for shares of our common stock.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of these securities will be used for general corporate purposes, which may include:

     - acquiring, developing and maintaining properties;

     - reducing our outstanding debt by repaying maturing obligations;

     - redeeming or repurchasing our outstanding securities;

     - financing future acquisitions that we may from time to time consider; and

     - general working capital.

     Pending this use, we may temporarily invest the net proceeds or may use them to reduce short-term debt. We will disclose in the prospectus supplement any proposal to use the net proceeds from any offering of securities in connection with an acquisition.

           CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     Our consolidated ratio of earnings to fixed charges, including our consolidated subsidiaries, is computed by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before extraordinary items, income taxes and minority interest plus fixed charges, excluding capitalized interest. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt costs, discounts and issue costs, whether expensed or capitalized, and preferred stock dividends. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

                                              YEARS ENDED DECEMBER 31,
                                          --------------------------------   NINE MONTHS ENDED
                                          1995   1996   1997   1998   1999   SEPTEMBER 30, 2000
                                          ----   ----   ----   ----   ----   ------------------
Ratio of Earnings to Fixed Charges......  1.86   1.91   2.63   2.31   2.33          2.36

                          DESCRIPTION OF COMMON STOCK

     The following summary of the terms of our common stock, including our amended and restated articles of incorporation and our by-laws, as amended, may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles of incorporation and by-laws which we have filed as exhibits to the registration statement which contains this prospectus. You should refer to, and read this summary together with, our articles of incorporation and by-laws to review all of the terms of our common stock that may be important to you.

GENERAL

     Under our articles of incorporation, we are authorized to issue a total of 150,000,000 shares of common stock. As of September 30, 2000, we had issued and outstanding 31,218,057 shares of our common stock held by approximately 2,800 shareholders of record. All outstanding shares of common stock are fully paid and nonassessable. Our common stock is listed on the NYSE under the symbol "IRT."

DIVIDENDS

     Holders of our common stock are entitled to participate equally in dividends when our board of directors declares dividends on our common stock out of legally available funds. The rights of the holders of our common stock are subject to the preferences of holders of any preferred stock that we may from time to time issue.

VOTING RIGHTS

     Except as otherwise provided by law or by the designation of the preferences, limitations and relative rights of any series of preferred stock that we may from time to time issue, holders of our common stock hold the sole voting power. Each holder of common stock is entitled to cast one vote for each share held on all matters voted on by our shareholders. We presently do not permit cumulative voting for the election of members of the board of directors. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present, whether in person or by proxy, except when the meeting involves matters requiring the vote of the holders of a majority of all outstanding shares under Georgia law.

RESTRICTION ON OWNERSHIP/REIT QUALIFICATION

     Our articles of incorporation have provisions which restrict the transfer of shares and authorize our directors to call shares for purchase when necessary so that we can maintain our qualification as a REIT under the tax code. To meet the REIT qualifications, we must have at least 100 shareholders, and five or fewer individuals may not own, directly or indirectly 50%, or more of the value of our outstanding shares. In addition, 95% of our gross annual income must come from qualifying sources, including principally "rents from real property," which excludes any rents received from:

        (1) any tenant which itself owns more than 10% of our shares, or

        (2) any tenant which is more than 10% owned by any individual who owns more than 10% of our shares.

Our articles of incorporation also void any potential transfer of shares which would result in:

        (1) ownership by less than 100 shareholders;

        (2) five or fewer individuals directly or indirectly owning more than 50% of the value of our outstanding shares;

        (3) any tenant owning more than 10% of our shares; or

        (4) any 10% or more owner of a tenant owning more than 10% of our shares.

     Our articles of incorporation provide that, where a transfer of our shares is voided under these provisions, the intended transferee of the shares will be considered to never have held an interest, or will be treated as having acquired the shares on our behalf. If we make a call for purchase of our shares under our articles of incorporation, we will most likely make the purchase from one or more holders of significant blocks of our shares whose concentrated ownership is considered by the directors to threaten our REIT status.

LIQUIDATION AND DISSOLUTION

     In the event of our liquidation, dissolution, or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities, and after payment has been made to the holders of each series of preferred stock in the amount to which they are entitled under the series designations.

SHAREHOLDER PROTECTION RIGHTS AGREEMENT

     The following summary of our shareholder protection rights agreement is not complete and is qualified in its entirety by reference to the rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is part.

     Each share of our common stock includes the right to purchase one additional share of our common stock under the terms of a shareholder protection rights agreement between us and SunTrust Bank, as the rights agent. These rights do not become exercisable or separately transferable until the separation time, which is the close of business on the earlier of:

        (1) the "flip-in date," which is the tenth business day, or an earlier date determined by our board of directors, following our public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our common stock; or

        (2) the tenth business day, or an earlier date determined by our board of directors, after the date on which any person or group of affiliated or associate persons commences a tender or exchange offer, which would result in such person or persons beneficially owning 15% or more of our outstanding common stock.

     Following the separation time, holders of these rights will be entitled to purchase one share of our common stock at an exercise price of $40.00. This exercise price is subject to adjustment in the event of stock splits, stock dividends on our common stock payable in additional shares of our common stock, or subdivisions, consolidations or combinations of our common stock occurring prior to the separation time. If prior to the separation time, we distribute securities or assets in exchange for shares of our common stock, other than regular cash dividends or a dividend paid solely in common stock, whether by dividend, reclassification or otherwise, our board of directors may adjust the exercise price, the number and the nature of the rights as it deems appropriate.

     These rights will expire upon the earlier to occur of:

        (1) the rights being exercised by their holders;

        (2) the rights being redeemed by us; or

        (3) August 31, 2008, unless the rights agreement is extended.

     At a flip-in date, those rights owned by the person or group of persons acquiring beneficial ownership of 15% of more of our outstanding common stock will automatically become void and, subject to the exchange option, which is summarized below, each other right will automatically become a right to buy, for the exercise price, that number of shares of our common stock, or at the discretion of our board of directors, cash, debt or other securities, having a market value equal to twice the exercise price.

     If any person or group of persons acquires beneficial ownership of 15% or more of our outstanding common stock without any intent to acquire or affect control of our company, that acquisition will not be a flip-in date if the acquiring person or group of persons immediately enters into an irrevocable commitment to promptly divest, and then promptly divests, enough shares of our common stock so that their 15% or greater beneficial ownership ceases. After a flip-in date, we may not consolidate or merge with, or sell 50% or more of our assets or earning power to, any person if our board of directors is controlled by the acquiring person, unless we first arrange for each right to become a right to buy, for the exercise price, that number of shares of the common stock of the other party to the proposed consolidation or merger having a market value of twice the exercise price.

     At any time after a flip-in date, and prior to the time a person or group of persons becomes the beneficial owner of more than 50% of our outstanding common stock, our board of directors may elect to exchange all of the outstanding rights for shares of our common stock at an exchange ratio, which is subject to adjustment, of one share of common stock per right. At any time prior to a flip-in date, our board of directors may redeem the rights at a price of $.001 per right, at which point the rights will terminate.

     We may agree with SunTrust to amend the rights agreement in any respect prior to the occurrence of a flip-in date. After a flip-in date, we may not amend the rights agreement in a way that would materially adversely affect the interests of holders of rights generally. Until a right is exercised, the holder of that right will have no rights as a shareholder of our company, including, but not limited to, the right to vote or to receive dividends.

PROVISIONS OF GEORGIA LAW HAVING AN ANTI-TAKEOVER EFFECT

     The following summary concerns applicable provisions of Georgia law that could be viewed as having the effect of discouraging an attempt to obtain control of us, even where some shareholders could find an acquisition desirable. This summary is not complete and is qualified in its entirety by reference to those provisions of Georgia law.

     Under Georgia law, unless a corporation provides differently in its articles of incorporation or by-laws, a merger or share exchange or sale of all or substantially all of the corporation's assets must be approved by a majority of all the votes entitled to be cast, voting as a single voting group. Shareholders of the corporation surviving a merger or share exchange need not approve the merger or share exchange if certain conditions are met. Neither our articles of incorporation nor our by-laws contain a provision which alters the requirements with respect to mergers or share exchanges or a sale of all or substantially all of our assets under Georgia law.

     The Georgia Business Corporation Code allows Georgia corporations to adopt by-laws that restrict certain business combinations with "interested shareholders" and contains fair price requirements that apply to mergers with "interested shareholders." We have elected in an amendment to our by-laws to be covered by these provisions of Georgia law.

     Under Georgia law, once these provisions are adopted, they may be repealed only by the affirmative vote of at least two-thirds of the "continuing directors" and a majority of the votes entitled to be cast by the voting shares, other than the voting shares beneficially owned by an "interested shareholder." An "interested shareholder" is defined as the beneficial owner of 10% or more of the outstanding voting stock or an affiliate who within the past two years of a date in question was a beneficial owner of 10% or more or the outstanding voting stock. A "beneficial owner" is an owner of equity securities that the person, his, her or its associates and affiliates own, have a right to acquire or have a right to vote, directly or indirectly. "Continuing directors" are directors who have served prior to the time the interested shareholder acquired an ownership of 10% or more of the outstanding voting stock and who are unaffiliated with the interested shareholder.

  Combinations with Interested Shareholders

     The business combinations with interested shareholders provision generally prohibits us from entering into certain business combination transactions with any interested shareholder for a five-year period following the time that the shareholder became an interested shareholder. An interested shareholder may engage in a business combination transaction with us within the five-year period only if:

        (1) our board of directors consents to the transaction before the shareholder becomes an interested shareholder or has approved the transaction in which the shareholder became an interested shareholder;

        (2) the interested shareholder becomes the owner of at least 90% of the voting stock outstanding in the transaction in which it became an interested shareholder; or

        (3) after becoming an interested shareholder, the interested shareholder acquires additional shares resulting in the beneficial ownership of at least 90% of the outstanding voting shares, excluding "insider" shares, and the transaction was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote, excluding from the vote insider shares and voting stock beneficially owned by the interested shareholder.

     "Insider" shares refer to shares owned by:

        (1) our directors or officers, their affiliates or associates;

        (2) our subsidiaries; and

        (3) our employee stock plans under which participants do not have the right to determine confidentially the extent to which shares held under the plans will be tendered in a tender or exchange offer.

  Fair Price Provision

     In addition to any vote required by law or by our articles of incorporation, under the fair price requirements provision, business combinations with an interested shareholder must meet one of the following criteria, which are designed to protect our minority shareholders:

        (1) the transaction must be unanimously approved by our continuing directors, provided that the continuing directors constitute at least three members of our board of directors at the time the transaction is approved;

        (2) the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by the voting shares, other than the voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or

        (3) the terms of the transaction must meet specified fair price criteria and other tests.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS HAVING AN ANTI-TAKEOVER EFFECT

     The following summary concerns provisions of our articles of incorporation and our by-laws that may make it less likely that our management would be changed or that someone would acquire voting control of us without the consent of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that our shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock. This summary is not complete and is qualified in its entirety by reference to those provisions of our articles of incorporation and by-laws which are filed as exhibits to the registration statement of which this prospectus is part.

  Preferred Stock

     Our board of directors can at any time, under our articles of incorporation and without shareholder approval, issue one or more new series of preferred stock. In some cases, our issuance of preferred stock without shareholder approval could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring management could stop a takeover by preventing the person trying to take control of us from acquiring enough voting shares necessary to take control.

  Stock Ownership Limits

     Our articles of incorporation provide that our board of directors is authorized to conduct our business in a manner to maintain eligibility to qualify from time to time at the board's discretion as a real estate investment trust, or "REIT," under the provision of the federal tax code. For us to qualify as a REIT under the tax code, no more than 50% in value of our outstanding shares of common stock may be owned, actually and constructively, by five or fewer individuals, as defined to include certain entities, during the last half of a taxable year other than the first taxable year or during a proportionate part of a shorter taxable year. The common stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year other than the first taxable year or during a proportionate part of a shorter taxable year.

     Because we have elected to be treated as a REIT, our articles of incorporation provide restrictions on the acquisition of common stock that are intended to ensure that we comply with all requirements. To maintain our REIT status, our board of directors has the power to do the following:

        (1) to call for redemption a number of shares sufficient to maintain or bring our direct or indirect stock ownership in conformity with the tax code requirements; or

        (2) to refuse to transfer shares to any person whose acquisition would cause us to violate the tax code requirements.

  Increase in the Number of Directors

     Our by-laws provide that the number of directors may be increased or decreased by amendment of the by-laws either by:

        (1) our board of directors; or

        (2) the affirmative vote of a majority of all shares having voting power.

  Filling Vacancies in the Board of Directors

     Our by-laws provide that any vacancy on our board of directors, including vacancies resulting from any increase in the number of directors, may be filled:

        (1) by a majority of the remaining members of the board though less than a quorum or by the sole remaining director, as the case may be; or

        (2) if no director remains, by the holders of the shares of capital stock who are entitled to vote for the director with respect to which the vacancy is being filled.

  Special Meetings of Shareholders

     Under our by-laws, we must call a special meeting of the shareholders:

        (1) if called by our president or our secretary when directed by the board of directors; or

        (2) if by written request submitted by our shareholders who own at least 25% of our capital stock issued and outstanding and who are entitled to vote at the special meeting.

  Restrictions on Amendments of Our By-Laws

     Amendments to our by-laws may be approved by our board of directors or by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single voting group.

OTHER

     Holders of our common stock are not entitled to any preemptive or preferential right to purchase or subscribe for shares of capital stock of any class and have no conversion or sinking fund rights.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is SunTrust Bank, located in Atlanta, Georgia.

                         DESCRIPTION OF PREFERRED STOCK

     The following summary describes generally the terms of preferred stock that we may offer from time to time in one or more series. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock along with any general provisions applicable to that series of preferred stock. The following description of our preferred stock, and any description of preferred stock in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the certificate of designations relating to the particular series of preferred stock, which we will file with the SEC at or prior to the time of the sale of the preferred stock. You should refer to, and read this summary together with, the certificate of designations and the applicable prospectus supplement to review and the terms of a particular series of our preferred stock that may be important to you.

GENERAL

     Under our articles of incorporation, our board of directors is authorized, without shareholder action, to authorize the issuance of up to 10,000,000 shares of our preferred stock, in one or more series. For each series of preferred stock, our board of directors may determine the voting powers, which shall generally not exceed one vote per share of preferred stock on any or all matters voted upon our shareholders, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions. As of the date of this prospectus, we have not designated or issued any series of preferred stock.

     The prospectus supplement relating to a particular series of our preferred stock will describe the following specific terms of the series:

        (1) the title, designation, number of shares and stated value of the preferred stock;

        (2) the price at which we will issue the preferred stock;

        (3) the dividend rate, or method of calculating the dividend rate, the payment dates for dividends, whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

        (4) whether the preferred stock will be subject to redemption, and the redemption price and other terms and conditions relative to the redemption rights;

        (5) any sinking fund provisions;

        (6) whether shares of the preferred stock will be convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions upon which it may be converted or exchanged;

        (7) whether the shares of the preferred stock are denominated in, or payments may be payable in, a currency or currencies, other than the currency of the United States of America;

        (8) the method by which amounts of the preferred stock may be calculated and any currencies or currency exchange rates, commodity prices, equity indices or other factors relevant to the calculation;

        (9) the place or places where dividends and other payments on the preferred stock are payable and the identity of the transfer agent, registrar and dividend disbursement agent for the preferred stock; and

        (10) any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions.

     Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series will rank equally in all respects with each other series.

DIVIDENDS

     Holders of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of legally available funds. The rates and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Each dividend will be payable to holders of record as they appear on our stock ledger on the record dates that are fixed by our board of directors. Different series of the preferred stock may be entitled to dividends at different rates or based upon different methods of determination, and the rates may be fixed, variable or both. Dividends on any series of the preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

RESTRICTION ON OWNERSHIP

     To safeguard ourself against an inadvertent loss of our REIT status, the preferred stock designation will contain provisions that will restrict the ownership and transfer of the preferred stock. These restrictions will be similar to the provisions restricting ownership of our common stock. The restrictions will be described in the applicable prospectus supplement and will be referenced in a legend included on the applicable preferred stock certificates.

LIQUIDATION RIGHTS

     Unless otherwise stated in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, the holders of each series of our preferred stock will be entitled to receive liquidating distributions out of the assets available for distribution to shareholders, before any distribution of assets is made to holders of our common stock or any other class or series of stock ranking junior to the series of preferred stock. The liquidating distributions will be in the amount stated or determined by the applicable prospectus supplement plus all accrued and unpaid dividends up to the date of distribution for the current period and, if the preferred stock is cumulative, the previous dividend periods.

     If we voluntarily or involuntarily liquidate, dissolve or wind up, and the amounts payable relating to the preferred stock and any other shares of our stock of equal ranking in terms of liquidation rights are not paid in full, then the holders of our preferred stock and other securities will have a right to a ratable portion of our available assets, up to the full amount of liquidation preference that they have. The holders of the preferred stock will not be entitled to any other amounts once they have received the full payments to which they are entitled.

REDEMPTION AND SINKING FUND

     The prospectus supplement related to a series of preferred stock will describe any terms on which the preferred stock may be subject to optional or mandatory redemption, in whole or in part, or may have the benefit of a sinking fund.

VOTING RIGHTS

     Except as indicated in the applicable prospectus supplement, or except as required by Georgia law, we currently expect that holders of our preferred stock will not be entitled to vote. If any voting rights are granted to holders of preferred stock, we presently expect that the holders will be limited to one vote per share of preferred stock for the matters in which they are entitled to vote.

     For any series of preferred stock having one vote per share, the voting power of the series, on matters on which holders of that series and holders of any other series of preferred stock are entitled to vote as a single class, will depend solely on the total number of shares in such series, and not on the aggregate liquidation preference or initial offering price.

     Under Georgia law, holders of each series of preferred stock will be entitled to vote as a class upon any proposed amendment to the articles of incorporation, whether or not the articles of incorporation provide voting rights to that series, if the proposed amendment would:

        (1) increase or decrease the aggregate number of authorized shares of that series;

        (2) effect an exchange or reclassification of all or part of the shares of the series into shares of another series;

        (3) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class or series into shares of the series;

        (4) change the designation, rights, preferences or limitations of all or a part of the shares of the series;

        (5) change the shares of all or part of the series into a different number of shares of the same series;

        (6) create a new series having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the series;

        (7) increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series;

        (8) limit or deny an existing preemptive right of all or part of the shares of the series;

        (9) cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the series; or

        (10) cancel, redeem or repurchase all or part of the shares of the series.

     Georgia law also provides that shares of a series not otherwise entitled to vote on a merger are entitled to vote on a plan of merger if the plan contains a provision that, if contained in a proposed amendment to the articles of incorporation, would require approval by the holders of shares of that series.

CONVERSION AND EXCHANGE RIGHTS

     The prospectus supplement will indicate any terms on which shares of any series of preferred stock are convertible or exchangeable. The prospectus supplement will describe the securities or rights into which the preferred stock is convertible or exchangeable, and may include other preferred stock, debt securities, common stock, depositary shares or other securities, rights or property, or securities of other issuers, or any combination of our securities, rights and property and the securities of other issuers. The terms may include provisions for conversion, either mandatory, at the option of the holder, or at our option, in which case the prospectus supplement will state the time and manner of calculating the consideration to be received by the holders the preferred stock.

TRANSFER AGENT AND REGISTRAR

     We will designate the transfer agent, registrar and dividend disbursement agent for the preferred stock in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following summary describes generally some of the important provisions of the depositary shares and depositary receipts that we may issue from time to time, other than pricing and related terms, which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the provisions described below do not apply to the depositary shares or depositary receipts being offered. The following summary, and any description of depositary shares that may be contained in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the deposit agreement which we will file with the SEC at or prior to the time we issue the depositary shares. You should refer to, and read this summary together with, the deposit agreement and the applicable prospectus supplement to review all of the terms of our depositary shares that may be important to you.

DEPOSITARY SHARES AND DEPOSITARY RECEIPTS

     We may from time to time elect to offer depositary shares, which would be evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary, rather than the full shares of preferred stock. The fraction of a share of preferred stock which each depositary share represents will be described in the applicable prospectus supplement.

     We will deposit the shares of any series of preferred stock represented by depositary shares according to the terms of a deposit agreement, which we will enter into with a bank or trust company that we select as our depositary. The prospectus supplement that relates to a series of depositary shares will include the name and address of the depositary for the depositary shares. Each holder of a depositary share will be entitled to all of the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock that is represented by the depositary share. These rights are subject to the terms of the deposit agreement and may include dividend, voting, conversion or exchange, redemption, and liquidation rights.

     The depositary shares will be evidenced by depositary receipts that are issued according to the terms of the deposit agreement. The depositary will issue the depositary receipts on our behalf immediately following our issuance and delivery of the preferred stock to the depositary. We will provide copies of the form of deposit agreement and depositary receipt upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute to holders of the depositary shares all cash dividends or other cash distributions that it receives which are related to the applicable series of preferred stock. The record holders of the depositary receipts relating to the preferred stock will receive these distributions in proportion to the number of depositary receipts that they own on the relevant record date. These distributions are also subject to the holders' obligations to file certificates and other information with, and to pay charges and expenses to, the depositary. The depositary will distribute only whole U.S. dollars and cents, and will add any fractional cents not distributed to the next sum that it receives for distribution to the record holders of the depositary shares.

     In the event of a non-cash distribution, the depositary will distribute the property that it receives to the record holders of depositary shares in an equitable manner, unless the depositary determines that it is impossible to make the distribution. If the property distribution is not feasible, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     The deposit agreement will also contain provisions relating to how we will make available to the holders of the depositary shares any subscription or similar rights that are available to the holders of the preferred stock.

     If the holders elect to surrender the depositary receipts at the corporate trust office of the depositary, then they will be entitled to receive the number of whole or fractional shares of the series of preferred stock, and any money or property applicable to the depositary shares evidenced by the depositary receipts. The holders of the depositary receipts will be entitled to receive whole or fractional shares of the related class or series of preferred stock based on the proportion of preferred stock each depositary share represents, as specified in the applicable prospectus supplement. The holders of preferred stock will not be entitled to receive depositary shares related to the applicable preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares greater than the number of depositary shares that represent the number of shares of preferred stock being withdrawn, the depositary will deliver to the holder a new depositary receipt evidencing the excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of preferred stock represented by depositary shares is subject to redemption, we will give to the depositary the funds necessary to effect the redemption. The depositary will then redeem the depositary shares using the proceeds we provided for the preferred stock redemption. The depositary will notify the record holders by mail of the depositary shares to be redeemed. The notice will be made not less than 30, and not more than 60, days prior to the date fixed for redemption and will be sent to the addresses of the holders appearing in the depositary's books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock plus any other amounts per share payable with respect to the preferred stock, multiplied by the fraction of a share of preferred stock that is represented by one depositary share. Whenever we redeem preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If not all of the depositary shares of a series are redeemed, the depositary will select by lot or ratably those depositary shares to be redeemed.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. At that point all rights of the holders of the depositary shares will cease, except the right to receive the money, securities, or other property to which the holder was entitled at the time of redemption.

VOTING THE PREFERRED STOCK

     Upon receiving notice of any meeting at which the holders of a class or series of preferred stock represented by the depositary shares are entitled to vote, the depositary will in turn notify holders of the depositary shares of the meeting. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. On the record date, each record holder of the depositary receipts will instruct the depositary to exercise their voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The depositary will vote the number of shares of preferred stock represented by the depositary shares in accordance with the instructions of the record holders of the depositary receipts. We will take all reasonable action to enable the depositary to vote as a holder has instructed. The depositary will not vote the applicable shares of preferred stock if any holder does not instruct the depositary how to vote. If the depositary acts in good faith and without negligence or willful misconduct, the depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote that it makes.

LIQUIDATION PREFERENCE

     In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference that each share of the related preferred stock receives as described in the prospectus supplement.

CONVERSION OF PREFERRED STOCK

     The depositary shares will not be convertible directly into our common stock or any other of our securities or property, except in connection with exchanges to preserve our status as a REIT. Holders of depositary receipts evidencing convertible preferred stock may surrender the depositary receipts to the depositary with instructions directing us to convert the class or series of preferred stock represented by the related depositary shares into whole shares of common stock, other shares of a class or series of preferred stock or other shares of stock if specified in the prospectus supplement relating to the offering of the depositary shares. When we receive these instructions, and the payment of any applicable fees, we will convert or exchange the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is converting only part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted. We will not issue any fractional shares of our common stock upon conversion, and if a conversion would result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holders of depositary shares at any time. However, if the amendment materially or adversely alters the rights of the holders of depositary receipts, or is materially and adversely inconsistent with the rights of holders of the underlying preferred stock, then the amendment will not be effective unless it has been approved by the holders of at least a majority of the outstanding depositary shares. No amendment will impair the right of any holder of depositary receipts to surrender any depositary receipts, except in order to comply with law and as subject to anticipated exceptions described in the deposit agreement. At the time an amendment to the depositary agreement becomes effective, every holder of outstanding depositary receipts will be considered to have consented and agreed to the amendment and will be bound by the applicable amended deposit agreement if the holder continues to hold the depositary shares.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the depositary if:

        (1) termination is necessary to preserve our REIT status; or

        (2) a majority of each class or series of preferred stock subject to the deposit agreement consents to the termination.

Upon consenting to the termination, the depositary will deliver or make available to each holder who surrenders his depositary receipts the number of whole or fractional shares of preferred stock that are represented by the depositary receipts, together with any other property the depositary held with respect to depositary receipts. If the deposit agreement is terminated to preserve our REIT status, we will use our best efforts to list each class or series of preferred stock issued upon surrender of the related depositary receipts on a national securities exchange. The deposit agreement will automatically terminate if:

        (1) we have redeemed all related outstanding depositary shares;

        (2) we have made a final distribution to the holders of depositary receipts in respect of the preferred stock in connection with our liquidation, dissolution or winding up; or

        (3) each share of the related preferred stock has been converted into stock that is not represented by the depositary shares.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising in connection with the depositary agreement. We will pay the fees and charges of the depositary for the initial deposit of the preferred stock and issuance of depositary receipts, all withdrawals of preferred stock by owners of depositary shares and any redemption of the preferred stock. Holders of depositary receipts will pay all other transfer and other taxes, governmental charges, and fees and charges of the depositary that are not expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by notifying us. In addition, we may at any time remove the depositary. Any resignation or removal will take effect when we appoint a successor depositary and the successor depositary accepts the appointment. We must make the appointment within 60 days after delivery of the notice of resignation or removal, and the successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

RESTRICTION ON OWNERSHIP

     To safeguard against an inadvertent loss of our REIT status, the deposit agreement or the certificate will contain provisions which restrict the ownership and transfer of depositary shares in a manner similar to the same restrictions on our common stock. The restrictions will be described in the applicable prospectus supplement and will be referenced by a legend included on the applicable depositary receipts.

MISCELLANEOUS

     The depositary will forward all reports and communications we have made to it and which we are required to make or have determined to make to the holders of preferred stock. Neither we nor the depositary will be liable if by law or other circumstances beyond control either of us is prevented from or delayed in performing our obligations under the depositary agreement. The obligations under the depositary agreement will be limited to good faith performance of duties, in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares, gross negligence or willful misconduct. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding related to any depositary shares, depositary receipts or shares of any applicable preferred stock, unless we receive satisfactory indemnity. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons that we believe to be competent and on documents that we believe to be genuine.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     We may issue either senior or subordinated debt securities. The senior debt securities will be issued under one or more senior indentures between us and SunTrust Bank, as the senior indenture trustee, and the subordinated debt securities will be issued under one or more subordinated indentures between us and SunTrust Bank, as the senior indenture trustee. Except for the subordination provisions included in the subordinated indenture, the provisions of the indentures are substantially the same. Each of the senior and subordinated indentures will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indentures from time to time after we execute them.

     This prospectus summarizes what we believe to be the material provisions of the indentures and the debt securities that we may issue under the indentures. This summary is not complete and may not describe all of the provisions of the indentures or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of senior and subordinated indentures that are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

     When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable supplement.

     In the summary below, we have included references to the section numbers of the indentures so that you can easily locate the related provisions in the indentures for additional detail. You should also refer to the indentures for the definitions of any capitalized terms that we use below but do not describe in this prospectus. When we refer to particular sections of the indentures or to defined terms in the indentures, we intend to incorporate by reference those sections and defined terms into this prospectus.

TERMS

     The debt securities will be our direct, unsecured obligations. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment, to the extent and in the manner described in the subordinated indenture, to the prior payment in full of our senior debt, as described below under the section entitled "-- Subordination." We may, as described in a prospectus supplement, issue debt that is secured by our assets.

     The amount of debt securities we offer under this prospectus will be limited to the amount described on the cover of this prospectus. We may issue the debt securities, from time to time and in one or more series, as our board of directors may establish by resolution, or as we may establish in one or more supplemental indentures. We may issue debt securities with terms different from those of debt securities that we have previously issued (Section 301).

     Each of the indentures provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series (Section 608). If two or more persons act as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee (Sections 101 and 609). Except as otherwise indicated in this prospectus, each trustee may take any action described in this prospectus only with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

     You should refer to the applicable supplement to this prospectus relating to a particular series of debt securities for the specific terms of the debt securities, including, but not limited to:

        (1) the title of the debt securities and whether the debt securities are senior debt securities or subordinated debt securities, including junior subordinated;

        (2) the total principal amount of the debt securities and any limit on the total principal amount;

        (3) the price, expressed as a percentage of the principal amount of the debt securities, at which we will issue the debt securities and any portion of the principal amount payable upon acceleration of the debt securities;

        (4) the terms, if any, by which holders of the debt securities may convert or exchange the debt securities for our common stock, our preferred stock, or any of our other securities or property;

        (5) if the debt securities are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

        (6) the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities and the amount of principal we will be obligated to pay;

        (7) the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

        (8) the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities, the dates on which we will be obligated to pay any interest, the regular record dates, if any, for the interest payments, or the method by which the dates will be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest will be calculated, if other than that of a 360-day year consisting of twelve 30-day months;

        (9) the place or places where the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities will be payable, where the holders of the debt securities may surrender their debt securities for conversion, transfer or exchange, and where the holders may serve notices or demands to us in respect of the debt securities and the indenture;

        (10) whether the debt securities will be in registered or bearer form, and the terms and conditions relating to the form, and, if in registered form, the denominations in which we will issue the debt securities if other than $1,000 or a multiple of $1,000 and, if in bearer form, the denominations in which we will issue the debt securities if other than $5,000 or a multiple of $5,000;

        (11) if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

        (12) the period or periods during which, the price or prices, including any premium or Make-Whole Amount, at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities, at our option, if we have an option;

        (13) any obligation that we have to redeem, repay or purchase debt securities under any sinking fund or similar provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities under that obligation;

        (14) the currency or currencies in which we will sell the debt securities and in which the debt securities will be denominated and payable;

        (15) whether the amount of payment of principal of, and any premium, Make-Whole Amount or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

        (16) whether the principal of, and any premium, Make-Whole Amount, Additional Amounts or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent responsible for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

        (17) any provisions granting special rights to the holders of the debt securities of the series at the occurrence of named events;

        (18) any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants contained in the applicable indenture;

        (19) whether the debt securities of the series will be issued in certificated or book-entry form and the related terms and conditions, including whether any debt securities will be issued in temporary and/or permanent global form, and if so, whether the owners of interests in any permanent global debt security may exchange those interests for debt securities of that series and of like tenor of any authorized form and denomination and the circumstances under which any exchanges may occur, if other than in the manner provided in the indenture (Section 305), and, if debt securities of or within the series are to be issuable as a global debt security, the identity of the depositary for such series;

        (20) the date as of which any temporary global debt security representing outstanding securities of or within the series will be dated if other than the date of original issuance of the first debt security of the series to be issued;

        (21) if the debt securities will be issued in definitive form only upon our receipt, or the trustee's receipt, of certificates or other documents, or upon the satisfaction of conditions, a description of those certificates, documents or conditions;

        (22) if the debt securities will be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

        (23) the extent to which the debt securities are subordinated to other indebtedness;

        (24) any other terms of the debt securities or of any guarantees issued in connection with the debt securities not inconsistent with the provisions of the applicable indenture;

        (25) the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture, as described below under "-- Discharge, Defeasance and Covenant Defeasance;"

        (26) any applicable United States federal income tax consequences, including whether and under what circumstances we will pay any Additional Amounts, as contemplated in the applicable indenture on the debt securities, to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay Additional Amounts, whether, and on what terms, we will have the option to redeem the debt securities in lieu of paying the Additional Amounts;

        (27) any other covenant or warranty included for the benefit of the debt securities of the series;

        (28) any proposed listing of the debt securities on any securities exchange or market; and

        (29) any other terms of the debt securities not inconsistent with the provisions of the applicable indenture (Section 301).

     The debt securities may provide for less than their entire principal amount to be payable if we accelerate their maturity as a result of the occurrence and continuation of an event of default (Section 502). If this is the case, the debt securities would have what is referred to as "original interest discount." Any special United States federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

     We may issue debt securities from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currencies or currency exchange rates, commodity prices, equity indices or other factors. Holders of debt securities with these features may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on the applicable dates, depending upon the value on those dates of the applicable currencies or currency exchange rates, commodity prices, equity indices or other factors.

     Information as to the methods for determining the amount of principal or interest payable on any date, the currencies or currency exchange rates, commodity prices, equity indices or other factors to which the amount payable on that date is linked and additional tax considerations will be included in the applicable prospectus supplement. All debt securities of any one series will be substantially identical, except as to denomination, in the case of debt securities issued in global form, and except as may otherwise be provided by a resolution of our board of directors or in any supplement to the indentures. We are not required to issue all of the debt securities of a series at the same time, and, unless otherwise provided in the applicable indenture or supplement, we may re-open a series without the consent of the holders of the debt securities of that series to issue additional debt securities of that series.

     The indentures do not contain any provisions that limit our ability to incur indebtedness or that would protect holders of debt securities in the event we become a party to a highly-leveraged or similar transaction in which we would incur or acquire a large amount of additional debt. However, there are restrictions on ownership and transfers of our common stock and preferred stock that are designed to preserve our status as a REIT which may prevent or hinder a change of control. You should refer to the applicable prospectus supplement for information regarding any deletions from, modifications of, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

GUARANTEES

     Debt securities may be issued and unconditionally and irrevocably guaranteed on a senior or subordinated basis by IRT Property Company, IRT Partners or any of our subsidiaries. Any guarantee would cover the timely payment of the principal of, and any premium, interest or sinking fund payments on, the debt securities, whether we make the payment at a maturity date, as a result of acceleration or redemption, or otherwise. We will more fully describe the existence and terms of any guarantee of any of our debt securities by our subsidiaries in the prospectus supplement relating to those debt securities.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless the applicable prospectus supplement states otherwise, any debt securities of any series that we issue in registered form will be issued in denominations of $1,000 and multiples of $1,000, and debt securities of any series that we issue in bearer form will be issued in denominations of $5,000 and multiples of $5,000 (Section 302).

     Unless the applicable prospectus supplement states otherwise, the principal of, and any premium, Make-Whole Amount, or interest on, any series of debt securities will be payable in the currency designated in the prospectus supplement at the corporate trust office of the trustee, initially SunTrust Bank, 58 Edgewood Avenue, 4th Floor, Atlanta, Georgia 30303. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States (Sections 301, 305, 307 and 1002). We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies that we pay to a paying agent for the payment of any principal of, and premium or any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security which remains unclaimed at the end of two years after that payment became due and payable will be repaid to us. After that time, the holder of the debt security will be able to look only to us for payment (Section 1003).

     Any interest that we do not punctually pay on any interest payment date with respect to a debt security will cease to be payable to the holder on the applicable regular record date and may either:

        (1) be paid to the holder at the close of business on a special record date for the payment of defaulted interest, to be determined by the applicable trustee, (Sections 101 and 307); or

        (2) be paid at any time in any other lawful manner, as more fully described in the applicable indenture.

     Subject to certain limitations imposed upon debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and of the same total principal amount and authorized denomination upon the surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge for any transfer or exchange of any debt securities, but we may require holders to pay any tax or other governmental charge payable in connection with the transfer or exchange (Section 305).

     If the applicable prospectus supplement refers to us designating any transfer agent for any series of debt securities, in addition to the applicable trustee, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

     Neither we nor any trustee will be required to do any of the following:

        (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

        (2) issue, register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

        (3) exchange any debt security in bearer form that is selected for redemption, except that a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form must be simultaneously surrendered for redemption or exchange; or

        (4) issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that will not be partially or entirely repaid (Section 305).

GLOBAL DEBT SECURITIES

     The debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or its nominee. In this case, we will issue one or more global securities in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the global security or securities. We expect that any global securities issued in the United States would be deposited with The Depository Trust Company, as depositary. We may issue any global securities in fully registered form on a temporary or permanent basis. Unless and until a global security is exchanged for debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary's nominee.

     The specific terms of the depositary arrangement with respect to any series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to depositary arrangements.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with, or are participants of, the depositary for the registered global security, or persons that may hold interests through participants. When we issue a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the global security owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in an offering of the debt securities, or by us or the trustee if we are directly offering the debt securities. The participants' ownership, and any transfer, of a registered global security will be shown on records maintained by the depositary, and ownership of persons who hold debt securities through participants will be reflected on the records of the participants. State and federal laws may impair a person's ability to own, transfer or pledge interests in a registered global securities.

     So long as the depositary or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders of the debt securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the depositary's procedures and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owners of the global security. Neither we, the trustee, the paying agent nor the registrar, nor any other agent of ours or of the trustee, will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that once the depositary receives any payment of principal of, any premium, Make-Whole Amounts, interest or Additional Amount on, a registered global security, the depositary will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global security, as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the registered global security held through the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     If the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency under the Securities Exchange Act of 1934, as amended, and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more global securities and, in such event, we will issue debt securities in definitive form in exchange for all of the global security or securities representing the debt securities. We will register any debt securities issued in definitive form in exchange for a global security in the name or names that the depositary provides to the trustee. We expect that those names will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security.

     Debt securities in bearer form may also be issued in the form of one or more global securities that will be deposited with a common depositary for Euroclear and CEDEL, or with a nominee for the depositary identified in the applicable prospectus supplement. We will describe in the applicable prospectus supplement the specific terms and procedures of the depositary arrangement, including the specific terms of the depositary arrangement and any specific procedures, for the issuance of debt securities in definitive form in exchange for a global security in bearer form, with respect to any portion of a series of debt securities to be represented by a global security in bearer form.

MERGER, CONSOLIDATION OR SALE

     We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, trust or entity provided that:

        (1) we are the survivor in the transaction, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States which expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

        (2) immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one our subsidiaries as a result of the transaction as having been incurred by us or our subsidiary at the time of the transaction, there is no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default; and

        (3) we deliver a certificate, signed by one of our officers, and an opinion of our legal counsel, as to the satisfaction of conditions contained in the applicable indenture (Sections 801 and 803).

     This covenant would not apply to any recapitalization transaction, a change of control of our company or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger, consolidation or transfer or lease of substantially all of our assets. Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indentures providing for a "put" right or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of our company or a transaction in which we incur a large amount of additional debt.

CERTAIN COVENANTS

  Existence

     Except as permitted under the section entitled "-- Merger, Consolidation or Sale" above, we will do or cause to be done all things necessary to preserve and keep our legal existence, rights and franchises in full force and effect. We will not, however, be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of any debt securities (Section 1005).

  Maintenance of Properties

     We will cause all of our material properties used or useful in the conduct of our business, or the business of any of our subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements and improvements of those properties, as we in our judgment believe is necessary to properly carry on the business related to those properties. We will not, however, be prevented from selling or otherwise disposing of our properties, or the properties of our subsidiaries, in the ordinary course of business (Section 1006).

  Insurance

     We and each of our subsidiaries must keep all of our insurable properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility (Section 1007).

  Payment of Taxes and Other Claims

     We will pay or discharge, or cause to be paid or discharged, before they become delinquent, the following:

        (1) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries, or upon the income, profits or property of us or of any of our subsidiaries, and

        (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our subsidiaries.

     We will not, however, be required to pay or discharge, or cause to be paid or discharged, any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings (Section 1008).

  Provision of Financial Information

     Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, within 15 days of each of the respective dates by which we are or would have been required to file annual reports, quarterly reports and other documents with the SEC pursuant to Sections 13 and 15(d):

        (1) file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC under Sections 13 and 15(d) of the Exchange Act; and

        (2) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to holders and any prospective holders of debt securities (Section
            1009).

  Waiver of Certain Covenants

     We may choose not to comply with any term, provision or condition of the foregoing covenants, or with any other term, provision or condition with respect to the debt securities of a series if, before or after the time for compliance, the holders of at least a majority in principal amount of all outstanding debt securities of the series either waive the compliance in that particular instance or in general waive compliance with that covenant or condition. This does not apply to any terms, provisions or conditions that, by their terms, cannot be amended without the consent of all holders of debt securities of the series. Unless the holders expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of any term, provision or condition will remain in full force and effect. (Section
1012).

  Additional Covenants

     Any additional covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Except as otherwise provided in the applicable prospectus supplement, the following events are "events of default" with respect to any series of debt securities that we may issue under the indentures:

        (1) we fail for 30 days to pay any installment of interest or any Additional Amounts payable on any debt security of that series;

        (2) we fail to pay the principal of, or any premium or Make-Whole Amount on, any debt security of that series when due, either at maturity, redemption or otherwise;

        (3) we fail to make any sinking fund payment as required for any debt security of that series;

        (4) we breach or fail to perform any covenant contained in the indenture, other than a covenant added solely for the benefit of a different series of debt securities issued under the same indenture, and our breach or failure to perform continues for 60 days after we have received written notice of our breach or failure to perform;

        (5) we default under a bond, debenture, note, mortgage or instrument or other evidence of indebtedness for money borrowed by us, or by any subsidiaries of ours that we have guaranteed, that has a principal amount outstanding of $10,000,000 or more, other than indebtedness which is non-recourse to us or our subsidiaries, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled within 30 days after written notice was provided to us in accordance with the indenture;

        (6) the bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or appointment of a trustee for us or of any of our important subsidiaries, or for all or substantially all of our properties or the properties of our important subsidiaries; and

        (7) any other event of default described in the applicable prospectus supplement and indenture (Section 501).

     If there is a continuing event of default with respect to outstanding debt securities of a series, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified by the terms of those debt securities and any premium or Make-Whole Amount on the debt securities of that series. However, at any time after an acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration and its consequences if:

        (1) we deposit with the applicable trustee all required payments of the principal of, and any premium, Make-Whole Amount, interest, and Additional Amounts on, the applicable debt securities, plus fees, expenses, disbursements and advances of the applicable trustee; and

        (2) all events of default, other than the nonpayment of accelerated principal, premium, Make-Whole Amount or interest, with respect to the applicable debt securities have been cured or waived as provided in the applicable indenture (Section 502).

     Each indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except a default involving:

        (1) our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security; or

        (2) a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default (Section
            513).
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

     The trustee is generally required to give notice to the holders of debt securities of each affected series within 90 days of a default unless the default has been cured or waived. The trustee may, however, withhold notice of default unless the default relates to:

        (1) our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security; or

        (2) any sinking fund installment for any debt securities of that series, if the responsible officers of the trustee consider it to be in the interest of the holders of the debt securities of that series (Section 601).

     Each indenture provides that no holder of debt securities of any series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the applicable trustee fails to act, for 60 days, after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to the trustee (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities at their respective due dates (Section 508).

     Subject to provisions in each indenture relating to the trustee's duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it (Section 602). Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. The trustee may, however, refuse to follow any direction which conflicts with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the applicable series not joining in the direction (Section 512).

     Within 120 days after the close of each fiscal year, we must deliver to each trustee a certificate, signed by one of several specified officers, stating that officer's knowledge of our compliance with all the conditions and covenants under the applicable indenture, and, in the event of any noncompliance, specifying the noncompliance and the nature and status of the noncompliance (Section 1010).

MODIFICATION OF THE INDENTURES

     The holders of not less than a majority in principal amount of all outstanding debt securities issued under an indenture must consent to any modifications and amendments of the indenture. However, no modification or amendment may, without the consent of the holder of the debt securities affected, do any of the following:

        (1) change the stated maturity of the principal of, or any premium, Make-Whole Amount, installment of principal of, interest or Additional Amounts payable on, any debt security;

        (2) reduce the principal amount of, or the rate or amount of interest on, any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any debt security;

        (3) reduce the amount of principal of an original issue discount security or any Make-Whole Amount that would be due and payable upon declaration of acceleration of the maturity of the original discount or other security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

        (4) change the place of payment or the currency or currencies of payment of the principal of, and any premium, Make-Whole Amount, interest, or Additional Amounts on, any debt security;

        (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

        (6) reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with provisions of the indenture or defaults and consequences under the indenture, or to reduce the quorum or voting requirements contained in the indenture; or

        (7) modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage of holders necessary to effect that action or to provide that other provisions may not be modified or waived without the consent of the holder of the debt security (Section 902).

     The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive compliance by us with some of the covenants in the indenture (Section 1012). We and the relevant trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

        (1) to evidence the succession of another person to us as obligor under the indenture;

        (2) to add to our existing covenants additional covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us in the indenture;

        (3) to add events of default for the benefit of the holders of all or any series of debt securities;

        (4) to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

        (5) to add, change or eliminate any provisions of an indenture, provided that any addition, change or elimination shall become effective only when there are no outstanding debt securities of any series created prior to the change which are entitled to the benefit of the applicable provision;

        (6) to secure the debt securities;

        (7) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion or exchange of the debt securities into our common stock, preferred stock or other securities or property;

        (8) to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

        (9) to cure any ambiguity, defect or inconsistency in an indenture, provided that the action does not adversely affect the interests of holders of debt securities of any series issued under that indenture;

        (10) to close an indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, an indenture under the Trust Indenture Act; or

        (11) to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

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SUBORDINATION

     Unless otherwise indicated in the applicable prospectus supplement for a particular series of subordinated debt securities, the following provisions will apply to subordinated debt securities. Any section references discussed below refer to provisions in the subordinated indenture.

     Upon any distribution to our creditors in the case of a liquidation, dissolution, bankruptcy, insolvency or reorganization, the payment of the principal of, and any interest and premium on, the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture, in right of payment to the prior payment in full of all senior debt (Sections 1701 and 1702). Our obligation to make payment of the principal of, and interest on, the subordinated securities will not otherwise be affected (Section 1708).

        We may not make payments of principal, interest or premium on the subordinated debt securities at any time that:

        (1) we are in default on any payment with respect to our senior debt;

        (2) we are in default with respect to any senior debt, which results in the acceleration of the maturity of the senior debt; or

        (3) there is a judicial proceeding pending with respect to any such default and we receive notice of the default (Section 1703).

     We may resume payments on the subordinated debt securities when the default is cured or waived, if the subordination provisions of the subordinated indenture otherwise permit payment at that time (Section 1703). After we have paid all of our senior debt in full, holders of our subordinated debt securities will still be subrogated to the rights of holders of our senior debt to the extent that payments otherwise payable to holders of our subordinated debt securities have been made to holders of senior debt, until we pay all of our subordinated debt securities in full (Section 1707). Because of this subordination, in the event that we distribute our assets upon insolvency, some of our general creditors may recover more on a proportionate basis than holders of the subordinated debt securities.

     There is no limit on the amount of senior debt that we may incur. At December 31, 1999, we had a total of approximately $125 million of senior debt outstanding. There are no restrictions in the subordinated indenture upon the creation of additional senior debt or other indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless the terms of a series of debt securities provide otherwise, under each indenture, we may discharge some of our obligations to holders of any series of debt securities that:

        (1) have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year; or

        (2) are scheduled for redemption within one year.

     We can discharge these obligations by irrevocably depositing with the applicable trustee funds in the currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on those debt securities, including principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, the debt securities on and up to the date of such deposit, or, if the debt securities have become due and payable, on and up to the stated maturity or redemption date, as the case may be (Section
401).

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

     In addition, if the terms of the debt securities of a series permit us to do so, we may elect either of the following:

        (1) to defease and be discharged from any and all obligations with respect to the debt securities, except our obligations to (Section
            1402):

           - pay any Additional Amounts upon the occurrence of several particular tax and other events;

           - register the transfer or exchange of the debt securities;

           - replace temporary or mutilated, destroyed, lost or stolen debt securities;

           - maintain an office or agency for the debt securities; and

           - hold monies for payment in trust; or

        (2) to be released from our obligations with respect to the debt securities under sections of the indenture described under "-- Certain Covenants" or, if permitted by the terms of the debt securities, our obligations with respect to any other covenant.

     If we choose to be released from our obligations under the covenants, our failure to comply with any of the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the debt securities (Section 1403). However, to make either election, we must irrevocably deposit with the applicable trustee an amount, in such currency or currencies in which the debt securities are payable at stated maturity, or in government obligations (Section 101), or both, that will provide sufficient funds to pay the principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, the debt securities, and any mandatory sinking fund or similar payments on the debt securities, on the relevant scheduled due dates.

     We may defease and discharge our obligations, as described in the preceding paragraphs, only if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that:

        (1) the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred; and

        (2) in the case of defeasance, the opinion of counsel must refer to, and be based upon, a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture (Section 1404);

     Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

        (1) the holder of a debt security of the series elects to receive payment in a currency other than that in which the deposit has been made in respect of the debt security (Section 301); or

        (2) a conversion event, as defined below, occurs in respect of the currency in which the deposit has been made;

then the indebtedness represented by the debt security will be fully discharged and satisfied through the payment of the principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, the debt security as they become due, out of the proceeds yielded by converting the amount deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the holder's election or the cessation of usage based on the applicable market exchange rate (Section 1405).

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

     Unless otherwise provided in the applicable prospectus supplement, a "conversion event" means the cessation of use of:

        (1) a currency issued by the government of one or more countries other than the United States, both by the government of the country that issued that currency and for the settlement of transactions, by a central bank or other public institutions of or within the international banking community;

        (2) the European Community, both within the European Monetary System and, for the settlement of transactions, by the public in situations involving the European Community; or

        (3) any currency for the purposes for which it was established (Section
            101).

     Unless otherwise provided in the applicable prospectus supplement, we will make all payments of principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance in United States dollars.

     In the event that we effect covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of an event of default other than:

        (1) the event of default described in clause (4) under the first paragraph of "-- Events of Default, Notice and Waiver," which would no longer be applicable to the debt securities of that series (Sections 1004 to 1009); or

        (2) the event of default described in clause (7) under "-- Events of Default, Notice and Waiver" with respect to a covenant as to which there has been covenant defeasance;

then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of the amounts due at the time of acceleration.

     The applicable prospectus supplement may describe any additional provisions permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to a particular series of debt securities.

CONVERSION AND EXCHANGE RIGHTS

     The terms on which debt securities of any series are convertible into or exchangeable for our common stock, preferred stock or other securities or property will be described in the applicable prospectus supplement. These terms will include:

        (1) the conversion or exchange price, or the manner of calculating the price;

        (2) the exchange or conversion period;

        (3) whether the conversion or exchange is mandatory, or voluntary at the option of the holder or at our option;

        (4) any restrictions on conversion or exchange in the event of redemption of the debt securities and any restrictions on conversion or exchange, including restrictions directed at maintaining our status as a REIT; and

        (5) the means of calculating the number of shares of our common stock, preferred stock or other securities or property to be received by the holders of debt securities.

     The conversion or exchange price of any debt securities of any series that are convertible into our common stock or preferred stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as set forth in the applicable prospectus supplement (Article Sixteen).

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

GOVERNING LAW

     The indentures are governed by and shall be construed in accordance with the laws of the State of Georgia.

REDEMPTION OF DEBT SECURITIES

     We may opt at any time to partially or entirely redeem the debt securities. The debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

     From and after notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

                            DESCRIPTION OF WARRANTS

     The following summary describes generally the terms of warrants that we may offer from time to time in one or more series. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants. The following description of the warrants, and any description of the warrants in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file with the SEC at or prior to the time of the sale of the warrants. You should refer to, and read this summary together with, the warrant agreement and the applicable prospectus supplement to review the terms of a particular series of our preferred stock that may be important to you.

     We may issue warrants to purchase depositary shares, debt securities, shares of our common stock or preferred stock, or any combination of those securities. We may issue warrants independently or together with any other securities, and the warrants may be attached to, or separate from, any other securities. Each series of warrants will be issued under a separate warrant agreement between us and a warrant agent specified in the related prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of the warrants.

     The applicable prospectus supplement will describe the terms of any warrants, including the following:

        (1) the title of the warrants;

        (2) the total number of warrants;

        (3) the price or prices at which the warrants will be issued and sold;

        (4) the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

        (5) the designation and terms of the securities purchasable upon exercise of the warrants;

        (6) the price at which, and the currency or currencies, including composite currencies or currency units, in which the securities purchasable upon exercise of the warrants may be purchased;

        (7) the date on which the right to exercise the warrants shall commence and the date on which that right will expire;

        (8) whether the warrants will be issued in registered form or bearer form;

        (9) if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

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

        (10) if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

        (11) information with respect to book-entry procedures, if any;

        (12) if applicable, a summary of the United States federal income tax considerations; and

        (13) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants, including restrictions directed at maintaining our REIT status.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the respective underlying securities purchasable upon exercise of the warrants.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                              APPLICABLE TO REITS

     The following is a general summary of material federal income tax considerations applicable to us and our security holders and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder or security holder in view of any person's particular circumstances nor is it intended to represent a detailed description of the federal income tax consequences applicable to shareholders subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions and securities broker-dealers.

     You are urged to consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences to you of the purchase, ownership and sale of our securities, and our election to be taxed as a REIT.

GENERAL

     Since our inception, we have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, or the "Code." We believe that we have operated at all times in a manner to qualify for taxation as a REIT under the Code. We intend to continue to qualify as REIT, but we can provide no assurance that our actual operations will satisfy such requirements under the Code.

     The sections of the Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its security holders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations and administrative and judicial interpretations of Code provisions and regulations. We have not requested a ruling from the Internal Revenue Service ("IRS") with respect to any issues relating to our qualification as a REIT. Therefore, we can provide no assurance that the IRS will not challenge our REIT status.

FEDERAL INCOME TAXATION

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that we currently distribute to our shareholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders, substantially eliminating the federal "double taxation" on earnings (once at the corporate level when earned and once again at the shareholder level when distributed) that usually results from investments in a corporation. Nevertheless, we will be subject to federal income tax as follows:

     - We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

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

     - We may be subject to the "alternative minimum tax" as a consequence of our items of tax preference under certain circumstances.

     - If we have net income from "foreclosure property" held primarily for sale to customers in the ordinary course of business, including income from the sale or other disposition of such property, we will be subject to tax at the highest corporate rate on such income to the extent that it does not constitute qualifying income for purposes of the 75% income test (discussed below).

     - If we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property that is held primarily for sale to customers in the ordinary course of business but that is not foreclosure property), we will be subject to a 100% tax on such income.

     - If we fail to satisfy either the 75% or 95% gross income test (discussed below), but have nonetheless maintained our qualification as a REIT because certain other safe harbor requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail either the 75% or 95% test multiplied by a fraction intended to reflect our profitability.

     - If we fail to distribute each year at least the sum of:

        (1) 85% of our ordinary income for such year;

        (2) 95% of our capital gain net income for such year; and

        (3) any undistributed taxable income from prior periods,

      then we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

     - If we acquire any asset from a corporation generally subject to full corporate-level tax in a carryover-basis transaction and we subsequently recognize gain on the disposition of such asset during the 10 years beginning on the date on which we acquired the asset, then to the extent of the excess of (1) the fair market value of the asset at the time we acquired it over (2) our adjusted basis in the asset at the time we acquired it, we will be subject to tax at the highest regular corporate rate, pursuant to the IRS' "built-in gain rules."

REQUIREMENTS FOR QUALIFICATION AS A REIT

     To qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements, discussed below, relating to our organization, sources of income and nature of assets.

ORGANIZATIONAL REQUIREMENTS

     The Code defines a REIT as a corporation, trust or association that:

        (1) is managed by one or more trustees or directors;

        (2) uses transferable shares or transferable certificates to evidence beneficial ownership;

        (3) would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

        (4) is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Code;

        (5) has at least 100 persons as beneficial owners;

        (6) during the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of the outstanding stock is owned, directly or indirectly, by five or fewer shareholders;

        (7) files an election or continues such election to be taxed as a REIT on its return for each taxable year; and

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

        (8) satisfies the 95% and 75% income assets and the 75%, 25%, 20%, 10% and 5% asset tests, all of which are described below.

     The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (5), certain pension funds and other tax-exempt entities are treated as persons. For purposes of condition (6), on the other hand, the beneficiaries of a pension or profit-sharing trust under
Section 401(a) of the Code are treated as REIT shareholders. In addition, our Articles of Incorporation currently include certain restrictions regarding transfer of our common stock, which are intended (among other things) to assist us in continuing to satisfy conditions (5) and (6) noted above.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that a REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of satisfying the REIT criteria of Section 856 of the Code, including the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of IRT Partners will be treated as our assets, liabilities and items of income for purposes of applying and meeting the various REIT requirements. In addition, IRT Partners' proportionate share of the assets, liabilities and items of income with respect to any partnership (including any limited liability company treated as a partnership) in which it holds an interest would be considered assets, liabilities and items of income of IRT Partners for purposes of applying and meeting the various REIT requirements.

INCOME TESTS

  Gross Income Requirements

     To maintain our qualification as a REIT, we must meet two gross income requirements annually:

     - We must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property, including investments in other REITs or mortgages on real property (including "rents from real property" and, in certain circumstances, interest).

     - We must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from the real property investments described in the preceding sentence or from dividends, interest, or gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

  Rents from Real Property

     Rents we receive or that we are deemed to receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     - The amount of rent must not be based in whole or in part on the income or profits of any person, but can be based on a fixed percentage of gross receipts or gross sales.

     - "Rents from real property" generally excludes any amount received directly or indirectly from any corporation in which we own 10% or more of the total combined voting power of all classes of voting stock or 10% or more of the total number of shares of all classes of stock and from any other person in which we own an interest of 10% or more in the assets or net profits of such person, except for limited circumstances relating to "taxable REIT subsidiaries."

     - Rent attributable to personal property is generally excluded from "rents from real property," except where such personal property is leased in connection with such real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease.

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

     - Amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute "rents from real property," unless such services are customarily provided in the geographic area. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances and the collection of trash) can be provided directly by the REIT. Where, however, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor. In the event that an independent contractor provides such services, the REIT must adequately compensate any such independent contractor, the REIT must not derive any income from the independent contractor and neither the independent contractor nor certain of its shareholders may, directly or indirectly, own more than 35% of the REIT, taking into consideration the applicable attributed ownership. Our rental income will not cease to qualify as "rents from real property" merely because we perform a de minimis amount of services to tenants of a property that are not usually and customarily provided and are considered rendered to the occupant. The income from these services will be considered de minimis, if the value of such services (valued at not less than 150% of our direct cost of performing such services) is less than 1% of the total income derived from such property.

     We do not charge rent based upon the income or profits of any person, although we do charge rents based on the fixed percentages of gross receipts or sales, which are permitted within the first exception. We do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent attributable to such lease or receiving rent from related party tenants.

     Fees to perform property management services for property that we do not own will not qualify under the 75% or the 95% gross income tests.

     If we fail one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year, if we are eligible for relief under a certain provision of the Code. This relief provision generally will be available if:

     - our failure to meet such gross income tests is due to reasonable cause and not due to willful neglect;

     - we attach a schedule of the nature and amount of each item of income to our federal income tax return; and

     - the inclusion of any incorrect information on such schedule is not due to fraud with the intent to evade tax.

     We, however, cannot assure that we would be entitled to the benefit of this relief provision in all circumstances. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally receive exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in "Federal Income Taxation," even if this relief provision applies, a 100% tax would be imposed with respect to the part of our taxable income that fails the 75% or 95% tests.

ASSET TESTS

     At the close of each quarter of our taxable year, we also must satisfy various tests relating to the nature and diversification of our assets:

     - At least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities.

     - Not more than 25% of the value of our total assets may consist of securities (other than those securities includible in the 75% asset test).

     - Not more than 20% of the value of our total assets may consist of securities of one or more taxable REIT subsidiaries.

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

     - Not more than 5% of the value of our total assets may consist of securities of any one issuer (other than securities of taxable REIT subsidiaries or those securities includible in the 75% asset test).

     - Not more than 10% of the total voting power of the outstanding securities of any one issuer may be held by us (other than securities of taxable REIT subsidiaries or those securities includible under the 75% asset test).

     - Not more than 10% of the total value of the securities of any one issuer may be held by us (other than securities of taxable REIT subsidiaries or those securities includible under the 75% asset test).

     After initially meeting the asset tests at the close of each quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in the market values of our assets. If we fail to satisfy the asset tests because of an acquisition of securities or other property during a quarter, we may have under certain circumstances the opportunity to cure the failure by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. We also will take any other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

ANNUAL DISTRIBUTION REQUIREMENTS

     To qualify for taxation as a REIT, we must distribute annually (other than capital gain distributions) to our shareholders an amount at least equal to:

        (a) the sum of:

           (1) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain), and

           (2) 90% of the net income, if any, from foreclosure property in excess of the excise tax on income from foreclosure property,

     minus (b) the sum of certain items of non-cash income.

We must pay these distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of such prior year's distribution requirement if one of the following two sets of criteria are satisfied:

        (1) the dividends were declared in October, November, or December, the dividends were payable to shareholders of record on a specified date in such a month, and the dividends were actually paid during January of the subsequent year; or

        (2) the dividends were declared before we timely file our federal income tax return for such year, the dividends were distributed in the 12-month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and we elected on our tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

Even if we satisfy this annual distribution requirement, we will be subject to tax at regular capital gains or ordinary corporate tax rates to the extent that we do not distribute all of our net capital gain or "REIT taxable income," if and as adjusted.

     We also must distribute during each calendar year at least the sum of:

        (1) 85% of our ordinary income for that year,

        (2) 95% of our capital gain net income for that year, and

        (3) any undistributed taxable income from prior periods.

In the event that we do not satisfy this distribution requirement, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

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

     If we dispose of any asset, which is subject to the built-in gain rules, during the 10-year period beginning on the date on which we acquired the asset, we will be required to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

     We intend to make timely distributions sufficient to satisfy the annual distribution requirements. IRT Partners' Partnership Agreement authorizes us, as general partner, to take such actions as may be necessary to distribute to its Partners an amount sufficient to meet these federal income tax distribution requirements.

     We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 95% distribution requirement. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In such event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

     In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, or any agreement as to tax liability between us and an IRS district director, we may be able to correct any resulting failure to meet the 95% annual distribution requirement by paying "deficiency dividends" to our shareholders that relate to the adjusted year but that are paid in the subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination and we also must satisfy certain other procedural requirements. If the statutory requirements of Section 860 of the Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

EARNINGS AND PROFITS

     Throughout the remainder of this discussion, we frequently refer to "earnings and profits." Earnings and profits is a concept used extensively throughout corporate tax law, but it is undefined in the Code. Each corporation maintains an "earnings and profits" account that helps to measure whether a distribution originates from corporate earnings or from other sources. Distributions generally decrease the earnings and profits while income generally increases earnings and profits. If a corporation has positive earnings and profits, the distributions generally will be considered to come from corporate earnings. If a corporation has no earnings and profits, distributions generally will be considered first a return of capital, and then capital gain.

FAILURE TO QUALIFY

     If we fail to qualify as a REIT in any year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of positive current or accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, except that, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

RECENT LEGISLATION

     The Tax Relief Extension Act of 1999, or the "Act," which was enacted on December 17, 1999 and is sometimes referred to as the "REIT Modernization Act," included several amendments to the Code that became effective for taxable years beginning after December 31, 2000, and which may affect us. One such amendment affects so-called "taxable REIT subsidiaries." REITs are now prohibited from owning more
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

than 10% of the total voting power or total value of the outstanding securities of a single issuer other than a "taxable REIT subsidiary". That limitation will not apply with respect to IRT's ownership of IRT Capital Corporation or IRT Capital Corporation II because the amendment does not, with certain exceptions, apply to securities held by REITs on July 12, 1999, unless the issuer of the securities subsequently engages in a substantial new line of business or acquires any substantial new assets.

     Taxable REIT subsidiaries are taxed as regular corporations, and can now engage in a broad variety of customary and non-customary services to our tenants without violating the de minimis test that could otherwise disqualify such tenants' rental payments as "rents from real property" for purposes of the REIT gross income tests. Dividends paid to REITs from their taxable REIT subsidiaries qualify for purposes of the 95% gross income test, but not for the 75% of gross income test applicable to REITs, generally. We are presently in the process of liquidating IRT Capital Corporation, and we intend to convert IRT Capital Corporation II to a taxable REIT subsidiary during 2001, subject to the absence of any state tax laws that cause this to have a material adverse effect on us. In any event, no more than 20% of the value of our assets will be able to be represented by securities of "taxable REIT subsidiaries."

     The Act also reduced the distributions that REITs are required to make to their shareholders from 95% of REIT taxable income and net income from foreclosures to 90%. Although this change may permit us greater flexibility in retaining funds to finance our operations, this is not expected to have a material effect on our dividend policies. Our board of directors establishes and declares dividends on its common stock primarily based upon factors other than the federal income tax requirements, including expected available earnings, cash and financing needs, with a view to consistency and long term growth of the dividend.

TAXATION OF U.S. HOLDERS

     A "U.S. Holder" is a holder of our common stock, preferred stock or other securities that, for federal income tax purposes:

     - is a citizen or resident of the United States;

     - is a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or of any of its political subdivisions;

     - is an estate the income of which is subject to federal income taxation regardless of its source; or

     - is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. Holders will be taxed as set forth below.

TAXATION OF U.S. SHAREHOLDERS

  Dividend Distributions Generally

     Distributions to U.S. Holders holding common or preferred stock (collectively, the "U.S. Shareholders"), other than capital gain dividends, will constitute dividends up to the amount of our positive current or accumulated earnings and profits and, to that extent, will be taxable to U.S. Shareholders as ordinary income. Because a REIT is not subject to tax on income distributed to its shareholders, the distributions made to corporate shareholders are not eligible for the dividends-received deduction. To the extent that we make a distribution in excess of our positive current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Shareholder's shares of stock, and then the distribution in excess of the tax basis will be taxable as gain realized from the sale of the common stock. Dividends we declare in October, November, or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by our shareholders on December 31 of the year, provided we actually pay the dividends during January of the

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

following calendar year. U.S. Shareholders are not allowed to include any of our loses on their own federal income tax returns.

     We will be deemed to have sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "-- Federal Income Taxation" above.

  Capital Gain Distributions

     Distributions to U.S. Shareholders that we properly designate as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the shareholder has held the stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     We may elect to retain and pay income tax on any net long-term capital gain. In this instance, U.S. Shareholders will include in their income their proportionate share of the undistributed long-term capital gain. The U.S. Shareholders also will be deemed to have paid their proportionate share of tax on such long-term capital gain and, therefore, will receive a credit or refund for the amount of such tax. In addition, the basis of the U.S. Shareholders' shares will be increased in an amount equal to the difference between the undistributed long-term capital gain and the amount of tax paid by us that is included in such shareholders' long-term capital gains.

     As a result of changes made to the capital gains rates by the Taxpayer Relief Act of 1997 ("Taxpayer Relief Act"), the IRS issued Notice 97-64 outlining when a REIT may designate its dividends as capital gain dividends. This Notice is effective until Treasury Regulations are issued. When a REIT designates a distribution as a capital gain dividend, for purposes of the annual distribution requirement, the REIT also may designate such dividend as a 20% rate gain distribution or as unrecaptured Section 1250 gain distribution. These additional designations by the REIT are effective only to the extent that they do not exceed certain limitations. For example, the maximum amount of each distribution that can be classified as a particular type of distribution must be calculated in accordance with the Code and the IRS Notice. The additional 28% tax rate group identified by IRS Notice 97-64 has effectively been eliminated by the Internal Revenue Restructuring Act of 1998 (the "IRS Restructuring Act").

  Certain Dispositions of Shares

     In general, you will realize capital gain or loss on the disposition of stock equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition, and (2) your adjusted basis of such common stock. Losses incurred on the sale or exchange of our common stock that you held for less than six months (after applying certain holding company rules) will be treated as a long-term capital loss to the extent of any capital gain dividend received by the selling U.S. Shareholder from those shares.

     As a result of the Taxpayer Relief Act and the IRS Restructuring Act, the maximum rate of tax on net capital gains on individuals, trusts and estates from the sale or exchange of assets held for more than one year has been reduced to 20%, and such maximum rate is further reduced to 18% for assets acquired after December 31, 2000, and held for more than five years. For 15% bracket taxpayers, the maximum rate on net capital gains is reduced to 10%, and such maximum rate is further reduced to 8% for assets sold after December 31, 2000 and held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain that we allocate to U.S. Shareholders will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property that we sold. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act or the IRS Restructuring Act.

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

  Passive Activity Loss and Investment Interest Limitations

     You may not treat distributions we make to you or any gain from disposing of our stock as passive activity income. Therefore, you will not be able to apply any "passive losses" against such income. Dividends we pay, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our stock (or capital gain dividends) generally will be excluded from investment income unless you elect to have such gain taxed at ordinary income rates.

  Treatment of Tax-Exempt Shareholders

     Distributions we make to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the shareholder has borrowed to acquire or carry our stock. Qualified trusts that hold more than 10% (by value) of the shares of pension-controlled REITs may be required to treat a certain percentage of such REIT's distributions as UBTI. The restrictions on ownership of stock in our Articles of Incorporation generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing common stock.

SPECIAL TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

     The rules governing United States income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Shareholders") are complex. We intend the following discussion to be only a summary of these rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the effects of federal, state, local and foreign tax laws on an investment in our securities, including any reporting requirements.

  Taxation of Dividends if Effectively Connected with a U.S. Trade or Business

     In general, Non-U.S. Shareholders will be subject to regular United States federal income tax with respect to their investment in us if the income from such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to an additional 30% "branch profits tax" unless an applicable treaty provides a lower rate or an exemption. Certain certification requirements must be met in order for effectively connected income to be exempt from withholding. The following discussion will apply to Non-U.S. Shareholders whose income from their investments in us is not effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected).

  Distributions on Stock Not Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest

     Distributions on our stock that are not attributable to gain from the sale or exchange by us of a "United States real property interest" and that we do not designate as capital gain dividends (and are not deemed distributions of retained capital gains) will be treated as an ordinary income dividend to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless this tax is reduced by an applicable tax treaty. Distributions in excess of our earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Shareholder's basis in its stock (but not below zero), and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of securities.

  Distributions Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest

     Dividend distributions that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, such distributions are taxed to a
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

Non-U.S. Shareholder as if the distributions were gains that were "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Shareholder will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions that are taxable under FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax under an income tax treaty.

  Withholding Obligations

     Unless a reduced rate of withholding applies under an applicable tax treaty, we generally will withhold 30% of all distributions out of current or accumulated earnings and profits, subject to application of the FIRPTA withholding rules for distributions attributable to sales of United States real property interests discussed below. In addition, we are required to withhold 10% of any distribution in excess of our current or accumulated earnings and profits. Because we generally cannot determine at the time a distribution is made whether or not it will be in excess of our earnings and profits, we expect to withhold 30% of the entire amount of any distribution (other than distributions subject to 35% withholding discussed below). A Non-U.S. Shareholder generally will be entitled to a tax refund to the extent the amount of tax withheld from distributions to such Non-U.S. Shareholder exceeds its actual U.S. tax liability.

     We are required to withhold 35% of any distribution that is designated as a capital gain dividend or that could have been designated as a capital gain dividend. If we designate previously made distributions as capital gain dividends, we are required to treat an equivalent amount of subsequent distributions as capital gain dividends for purposes of this withholding requirement.

     Under regulations that are currently in effect, dividends paid to an address in a country that has an income tax treaty with the United States generally are presumed to be paid to a resident of such country for purposes of determining whether tax treaty benefits are available. New regulations have been adopted, however, that would require a Non-U.S. Shareholder to satisfy certain certification and other requirements. Such regulations generally will apply to distributions made after December 31, 2000.

  Sales of our Stock by a Non-U.S. Shareholder

     Unless our stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of stock by a Non-U.S. Shareholder generally will not be subject to federal income taxation. Our stock will not constitute a United States real property interest if we are a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which at all times during a specified testing period Non-U.S. Shareholders held, directly or indirectly, less than 50% in value of the REIT's shares. We anticipate that we will be a domestically controlled REIT and, therefore, that a sale of stock will not be subject to taxation under FIRPTA. However, because the stock will be publicly traded, we cannot give assurance that we will continue to be a domestically controlled REIT. If we were not a domestically-controlled REIT, a Non-U.S. Shareholder's sale of our stock would be subject to tax under FIRPTA as a sale of a United States real property interest unless the stock was "regularly traded" on an established securities market (such as the New York Stock Exchange where our stock is listed) and the seller owned no more than 5% of the applicable class of stock throughout the applicable testing period. If the gain on the sale of stock were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to the gain (subject to applicable alternative minimum tax or a special alternative minimum tax in the case of nonresident alien individuals). Notwithstanding the foregoing, capital gains not subject to FIRPTA will be taxable to a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and if certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

     A purchaser of stock from a Non-U.S. Shareholder will not be required to withhold under FIRPTA on the purchase price if our stock is "regularly traded" on an established securities market or if we are a domestically controlled REIT. Otherwise, a purchaser of stock from a Non-U.S. Shareholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. Our stock is currently a "regularly traded" security on the New York Stock Exchange. We believe that we qualify under both the "regularly traded" and the domestically controlled REIT exceptions to withholding, but cannot provide any assurance to that effect.

     Upon the death of a nonresident alien individual, such individual's stock will be treated as part of such individual's U.S. estate for purposes of the United States estate tax, except as may be otherwise provided in an applicable estate tax treaty.

TAXATION OF HOLDERS OF SECURITIES OTHER THAN STOCK

     In addition to issuing common and preferred stock, we may from time to time issue other forms of securities, such as notes, subordinated notes, or warrants. The tax consequences of these investments in some respects follow that of common and preferred stock, discussed above, and in other respects are different.

     Interest payable on notes will be includible in the income of a U.S. Holder in accordance with such U.S. Holder's regular methods of accounting. If a note is redeemed, sold or otherwise disposed of, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition of such note (to the extent such amount does not represent accrued but unpaid interest) and such holder's tax basis in the note. Such gain or loss will be capital gain or loss, provided that the U.S. Holder has held the note as a capital asset and will be long term if the Holder has held the note for more than one year at the time of the disposition. The character of income generated with respect to an investment in notes issued by us is not affected by our REIT status.

     An investment in notes by a non-U.S. Holder generally will not give rise to U.S. federal income tax if the interest received or any gain recognized on the sale, redemption or other dispositions of the notes by such non-U.S. Holder is not treated as "effectively connected" with the conduct of such U.S. Holder's U.S. trade or business, as discussed above. Like gains with respect to stock investments in us, the case of gains derived by an individual present in the United States for 183 days or more during the taxable year and satisfying other conditions will be subject to a 30% tax on his or her U.S. source capital gains.

     Generally, an investor in our warrants will not recognize gain or loss upon their exercise and the conversion of his investment to our stock. Thereafter, as one of our stockholders, such an investor will have a basis in his stock equal to the sum of the amount invested in the warrant plus any amount paid in connection with exercise of the warrant. Following conversion to a stockholder, such an investor will be taxed in the same manner as other stockholders, as discussed in detail above. If an investor chooses to sell or otherwise dispose of warrants prior to a conversion of its investment to stock, such holder generally will be treated in the same manner as discussed above regarding investors in notes.

     The exact tax consequences of investing in any particular form of note, subordinated note, or warrant can vary significantly based on the exact terms of such a security. The tax consequences of any particular security we may decide to issue will be addressed in detail in a prospectus supplement.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     Under certain circumstances, U.S. Holders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, our securities. Backup withholding will apply only if:

     - the payee fails to furnish his or her taxpayer identification number (which, for an individual, is his or her Social Security Number) to the payor as required;

     - the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

     - the IRS has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee's return or has failed to file the appropriate return and the IRS has assessed a deficiency with respect to such underreporting; or

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

     - the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding.

     In addition, backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Holders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

     Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's federal income tax liability.

     Additional issues may arise pertaining to information reporting and backup withholding for non-U.S. Holders. For example, on October 7, 1997, the Treasury Department issued regulations that make certain modifications to the withholding, backup withholding and information reporting rules, which also apply generally to payments made to foreign persons after December 31, 2000. Non-U.S. Holders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

TAX ASPECTS OF THE IRT PARTNERSHIP

  General

     A substantial amount (approximately 23.4% of our total assets at December 31, 2000) of our investments are held through IRT Partners. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of IRT Partners' income, gain, loss, deduction and credit for purposes of the various REIT income tests and in the computation of our REIT taxable income. In addition, we include our proportionate share of assets held by IRT Partners in the REIT asset tests.

  Tax Allocation with Respect to Our Properties

     When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. That carryover basis is equal to the contributing partner's adjusted basis in the property rather than the fair market value of the property at the time of contribution. Code Section 704(c) requires allocation of income, gain, loss and deduction attributable to such contributed property in a manner such that the contributing partner is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

     When IRT Partners was formed there were contributions of appreciated property, and in the future there maybe additional contributions of real property. Consequently, our partnership agreement requires tax allocations to be made in a manner consistent with Section 704(c) of the Code.

     In general, partners who have contributed their interests in properties to IRT Partners (the "Contributing Partners") will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be allocated if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book-tax difference, all taxable income attributable to such book-tax difference generally will be allocated to the contributing partners and IRT Property Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the book-tax difference over the life of IRT Partners. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of IRT Partners may cause the company to be allocated lower depreciation and other deductions and cause contributing partners to be allocated less taxable income. As a result, IRT Property Company could recognize taxable income in excess of distributed amounts, which might adversely affect our ability to comply with the REIT distribution requirements and contributing partners may realize income on the distribution of cash because their basis has not been increased sufficiently from income allocations. See "-- Annual Distribution Requirements."

     With respect to any property purchased by IRT Partners, such property initially will have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

  Basis in Interest

     Our adjusted tax basis in our interest in IRT Partners generally will be:

     - equal to the amount of cash and the basis of any other property that we contributed to IRT Partners;

     - increased by:

      (1) our allocable share of IRT Partners' income; and

      (2) our allocable share of indebtedness of IRT Partners;

     - reduced, but not below zero, by our allocable share of:

      (1) losses suffered by IRT Partners;

      (2) the amount of cash distributed to IRT Property Company; and

      (3) constructive distributions resulting from a reduction in our share of indebtedness of IRT Partners.

     If the allocation of IRT Property Company's distributive share of IRT Partners' loss exceeds the adjusted tax basis of its partnership interest in IRT Partners, the recognition of such excess loss will be deferred until such time and to the extent that it has an adjusted tax basis in our partnership interest. To the extent that IRT Partners' distributions, or any decrease in our share of the indebtedness of IRT Partners (such decreases being considered a cash distribution to the partners) exceed our adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to IRT Property Company. Such taxable income normally will be characterized as a capital gain if the interest in IRT Partners has been held for longer than one year, subject to reduced tax rates described above. Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

  Sale of IRT Partners' Properties

     Our share of gain realized by IRT Partners on the sale of any property held by IRT Partners as inventory or other property held primarily for sale to customers in the ordinary course of IRT Partners' trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of IRT Partners' trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. IRT Partners intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties (and other properties) and to make such occasional sales of the properties, including peripheral land, as are consistent with IRT Partners' investment objectives.

STATE AND LOCAL TAX

     We may be subject to state and local tax in various states and localities. Our shareholders also may be subject to state and local tax in various states and localities. The tax treatment to us and to our security holders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, before you buy our securities, you should consult your own tax advisor regarding the effect to you of state and local tax laws on an investment in our securities.

                              PLAN OF DISTRIBUTION

     We may from time to time offer and sell the securities described in this prospectus directly to purchasers, or to or through underwriters, dealers or designated agents. We will name any underwriter or agent involved in the offer and sale of the securities in the applicable supplement to this prospectus. We may sell the securities:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

     We also may authorize underwriters acting as our agents to offer and sell the securities upon terms and conditions that will be described in the applicable prospectus supplement.

     If we use underwriters to assist us in the offer and sale of the securities, the underwriters may act as our agents, and we may pay the underwriters in the form of discounts, concessions or commissions. These underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any persons whom we use to assist us in the offer and sale of the securities may be deemed to be underwriters, and any discounts or commissions that they receive from us or from their resale of the securities may be deemed to be underwriting discounts and commissions under the securities laws. We will identify any underwriter or agent that we use, as well as any compensation that these underwriters or agents will receive from us or otherwise, in the applicable prospectus supplement.

     Unless we indicate otherwise in the related prospectus supplement, the securities will be a "new issue" with no established trading market, other than our common stock which is listed on the New York Stock Exchange, or the "NYSE." If we sell common stock under this prospectus and the related supplement, the common stock will be listed on the NYSE, subject to our giving official notice to the NYSE of our sale of additional shares of common stock. We may elect to list any of the other securities on a securities exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but no underwriter will be obligated to do so. If any underwriter does make a market in series of the securities, that underwriter may discontinue its market-making activities at any time without notice to us or to you.

     If we use dealers to assist us in the offer and sale of the securities we will likely sell the securities to those dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. We will include the names of the dealers and the terms of any transactions involving the dealers in the applicable prospectus supplement.

     We may enter into agreements with underwriters, dealers and agents who agree to assist us in the offer and sale of the securities. Under these agreements, we may agree to indemnify the underwriters, dealers and agents against certain liabilities, including liabilities under the securities laws, and we also may agree to contribution relating to any payments that the underwriters, dealers or agents may be required to make under the securities or other laws.

     Any underwriters, dealers or agents that assist us in the offer and sale of the securities may engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL OPINIONS

     The legality and validity of the securities offered by this prospectus, as well as certain federal income tax matters, will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

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                                3,000,000 SHARES

                              IRT PROPERTY COMPANY

                                  COMMON STOCK

                                   [IRT LOGO]

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                 APRIL 29, 2002

                                  ------------

                              SALOMON SMITH BARNEY

                                 RAYMOND JAMES

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